EXECUTION VERSION

EXXONMOBIL OIL CORPORATION
MOBIL PACIFIC PIPELINE COMPANY
(Sellers)
and
PBF HOLDING COMPANY LLC

SALE AND PURCHASE AGREEMENT
FOR REFINERY, PIPELINES AND TERMINALS

September 29, 2015

Table of Contents
Page
ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.1Definitions    1
Section 1.2Certain Interpretations    19

ARTICLE II
PURCHASE AND SALE
Section 2.1Purchase and Sale    20
Section 2.2Excluded Assets    22
Section 2.3Assumed Liabilities    23
Section 2.4Excluded Liabilities    23
Section 2.5Sale of Assets Only    24
Section 2.6Disclaimer    24

ARTICLE III
PURCHASE PRICE
Section 3.1Purchase Price    25
Section 3.2Deposit    25
Section 3.3Working Capital Determination    26
Section 3.4Purchase Price Adjustment    26
Section 3.5Dispute Resolution    27
Section 3.6Allocation of Purchase Price    28
Section 3.7Prepaid Income Tax Elections    28

ARTICLE IV
CLOSING
Section 4.1Closing    28
Section 4.2Sellers’ Closing Deliveries    28
Section 4.3Purchaser Closing Deliveries    29
Section 4.4Reconciliation of Accounts    30

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS
Section 5.1Incorporation and Corporate Power of Sellers    30
Section 5.2Authorization and Enforceability    30
Section 5.3Employment Matters    30
Section 5.4Tax    31
Section 5.5Consents and Approvals    31

Section 5.6Ownership and Use of Assets    31
Section 5.7Withholdings and Remittances    31
Section 5.8Financial Advisors    31
Section 5.9Operation of Refinery    31
Section 5.10Permits    32
Section 5.11Pipelines    32
Section 5.12Financial Information    32
Section 5.13Legal Proceedings    32
Section 5.14Compliance with Applicable Law and Permits    32
Section 5.15Assumed Contracts    33
Section 5.16No Other Representations    33

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Section 6.1Incorporation and Corporate Power    33
Section 6.2Authorization and Enforceability    33
Section 6.3Purchase Price    33
Section 6.4No Knowledge of Breach    33
Section 6.5Guarantee    34
Section 6.6Financing    34
Section 6.7Financial Advisors    34
Section 6.8No Waiver    34
ARTICLE VII
CONDUCT OF OPERATIONS
Section 7.1Conduct of Operations Pending Closing    34
Section 7.2Notice; Effect of Notice    36
Section 7.3Control of Assets    36

ARTICLE VIII
COVENANTS
Section 8.1Cooperation    36
Section 8.2Access and Reporting    36
Section 8.3Confidentiality    38
Section 8.4Books and Records    38
Section 8.5Public Announcements    39
Section 8.6Excluded Trademarks    39
Section 8.7Regulatory Filings    40
Section 8.8Title    41
Section 8.9Permits and Corrective Action Orders    44
Section 8.10Allocation of Carrier Obligations and Proceeds    45
Section 8.11Contact with Competitor, Contractor, Etc    45
Section 8.12Casualty    45

Section 8.13Municipally Financed Property    47
Section 8.14Pre-Closing Transition    49

ARTICLE IX
CONDITIONS TO CLOSING
Section 9.1Conditions Precedent to Obligation of Purchaser    49
Section 9.2Conditions Precedent to Obligation of Sellers    50
Section 9.3Sellers’ Condition Not Fulfilled    51
Section 9.4Purchaser’s Condition Not Fulfilled    51
Section 9.5Termination    51
Section 9.6Effect of Termination    52

ARTICLE X
INDEMNIFICATION
Section 10.1Survival    53
Section 10.2Indemnity by Sellers    53
Section 10.3Indemnity by Purchaser    54
Section 10.4Third Party Claim    54
Section 10.5Time Limits for Notice of Claim    55
Section 10.6Limitations of Liability    55
Section 10.7No Duplication    57
Section 10.8Third Party Claims    57
Section 10.9Set-off    58

ARTICLE XI
EMPLOYEES AND EMPLOYEE BENEFITS
Section 11.1Employees    58
Section 11.2Covenant Not to Interfere    58

ARTICLE XII
INSURANCE
Section 12.1ExxonMobil Policies    59
Section 12.2Purchaser’s Insurance    59
Section 12.3Post-Closing Insurance Coverage    59
Section 12.4Insurance Indemnity    60

ARTICLE XIII
TECHNOLOGY
Section 13.1System Transition Plan    60
Section 13.2System Transition Costs    60
Section 13.3Technology Agreements    60

Section 13.4No Patent Rights    60
Section 13.5No Representation    61

ARTICLE XIV
TAX MATTERS
Section 14.1Property Taxes    61
Section 14.2Transaction-Related Taxes    61
Section 14.3Further Procedures after the Closing Date    61
Section 14.4Tax Covenants by Purchaser    62
Section 14.5Tax Proceeding    63
Section 14.6Nature of Payments    63
Section 14.7Limitation    63

ARTICLE XV
ENVIRONMENTAL MATTERS
Section 15.1Environmental Liabilities    63
Section 15.2Environmental Acknowledgements    63
Section 15.3Acceptance    64
Section 15.4Environmental Indemnity    65
Section 15.5Covenant to Comply With Orders    65
Section 15.6Permitted Use    65
Section 15.7Restrictive Covenants    65
Section 15.8Remediation    66
Section 15.9Disclosure    66
Section 15.10Environmental Access Rights    67
Section 15.11Third Party Environmental Claims    67
Section 15.12No Additional Rights and Remedies    67

ARTICLE XVI
GENERAL
Section 16.1Expenses    67
Section 16.2Payment of Taxes    67
Section 16.3Notices    68
Section 16.4Dispute Resolution    69
Section 16.5Time of Essence    70
Section 16.6Further Assurances    70
Section 16.7Entire Agreement    70
Section 16.8Amendment and Waivers    70
Section 16.9Severability    71
Section 16.10Remedies Cumulative    71
Section 16.11Waiver of Compliance with Bulk Sale Laws    71
Section 16.12Venue    71

Section 16.13Specific Performance    71
Section 16.14Governing Law    71
Section 16.15Successors and Assigns    72
Section 16.16Cooperation with Legal Proceedings    72
Section 16.17Attorney Conflict Waiver; Privilege    72
Section 16.18Counterparts    72
Section 16.19Electronic Signatures    73
Section 16.20Disclaimer    73

Exhibits
Exhibit A    Form of the Assignment and Assumption Agreement
Exhibit B    Form of the Bill of Sale
Exhibit C    Form of the Crude Supply Agreement
Exhibit D    Form of the Joint Use and Cooperation Agreement
Exhibit E    Form of the Logistics Technology Agreement
Exhibit F    Form of the Product Offtake Agreement
Exhibit G    Form of the RDC Services Agreement
Exhibit H    Form of the Refining Technology Agreement

Schedules
Schedule 1.1-A    Pipeline Descriptions
Schedule 1.1-B    Knowledge
Schedule 2.1(e)(i)    Closing Inventory
Schedule 2.1(e)(ii)    Equipment
Schedule 2.1(f)    Assumed Contracts
Schedule 2.1(j)    Emission Credit Transfer and Valuation
Schedule 2.1(k)    Other Assets
Schedule 2.2(m)    Excluded Sub-Surface Mineral Rights
Schedule 2.3(a)    Legal Proceedings
Schedule 2.4(f)(i)    Excluded Legal Proceedings
Schedule 3.3(b)(i)    Working Capital Determination Principles
Schedule 3.6    Allocation Schedule
Schedule 7.1(b)    Pipeline Integrity
Schedule 8.1(c)    System Transition Plan
Schedule 8.2(c)    Description of Carve-Out Financial Statements
Schedule 8.8(a)    Certain Easements
Schedule 8.8(b)    Certain Title Matters
Schedule 8.8(e)(i)    Certain Non-Material Title Exceptions
Schedule 8.9    Required Permits
Schedule 8.12(d)    Certain Mutually Acceptable Engineering Companies
Schedule 8.13(a)    Municipally Financed Property
Schedule 8.14    Pre-Closing Transition
Schedule 9.1(d)(ii)    Required Closing Approvals and Consents
Schedule 9.1(f)    Restart Criteria
Schedule 9.1(h)    Permits Required for Closing
Schedule 9.1(i)    SWT Terms
Schedule 10.6(c)(i)    Certain Representatives of Purchaser
Schedule 11.1    Employees and Benefits Matters
Schedule 15.8    Remediation
Schedule 16.7    Certain other Definitions

Disclosure Schedule

SALE AND PURCHASE AGREEMENT
THIS SALE AND PURCHASE AGREEMENT is entered into as of September 29, 2015 (this “Agreement”), by and among ExxonMobil Oil Corporation a New York corporation, and Mobil Pacific Pipeline Company, a Delaware corporation (together, the “Sellers”, and each individually, a “Seller”) and PBF Holding Company LLC, a Delaware limited liability company (the “Purchaser”). Sellers and Purchaser shall each be referred to in this Agreement as a “Party”, and collectively as the “Parties”. Capitalized terms that are used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in Article I.
W I T N E S S E T H
WHEREAS, Sellers currently own and operate the Assets and desire to sell, assign, transfer, convey and deliver to Purchaser and Purchaser desires to purchase, acquire and accept from Sellers, all right, title and interest of Sellers in and to the Assets in the manner and subject to the terms and conditions set forth herein;
WHEREAS, Sellers desire to assign to Purchaser, and Purchaser desires to assume from Sellers, the Assumed Liabilities in the manner and subject to the terms and conditions set forth herein; and
WHEREAS, Guarantor shall guarantee the payment and performance of Purchaser’s obligations hereunder, and, at or prior to Closing, Sellers and Purchaser, as applicable, shall enter into the Ancillary Agreements and the Related Agreements.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION
SECTION 1.1    Definitions. In this Agreement, including the recitals hereto and the Schedules, the following terms shall have the meanings specified in this Section 1.1:
“Adjustment Amount” has the meaning set out in Section 3.4(a).
“Adjustment Date” has the meaning set out in Section 3.4(a).
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set out in the Preamble and, for the avoidance of doubt, shall include all exhibits and schedules referred to herein.
“Allocation Schedule” has the meaning set out in Section 3.6.
“Ancillary Agreements” means the Assignment and Assumption Agreement, Bill of Sale, Deeds, Refining Technology Agreement and Logistics Technology Agreement.
“Applicable Law” means, with respect to any Person, property, Transaction, event or other matter, all foreign, federal, state, provincial and local: (a) constitution, treaty, law, statute, regulation, code, ordinance, principle of common law, rule, municipal by-law, Order or other requirement having the force of law; (b) policy, practice, procedure, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law, or which is capable of having the force of law by further action of a Government Authority (collectively, the “Law”) relating or applicable to such Person, property, Transaction, event or other matter and also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.
“Assets” has the meaning set out in Section 2.1.
“Assignment and Assumption Agreement” means the assignment and assumption agreement to be entered into as of the Closing Date, substantially in the form of Exhibit A attached hereto.
“Assumed Contracts” has the meaning set out in Section 2.1(f).
“Assumed Liabilities” has the meaning set out in Section 2.3.
“Atwood” means the Atwood Terminal located at 1477 Jefferson Street Anaheim, CA 92807.

“Authorizations” means any and all permits, authorizations, approvals, registrations, certificates, orders, waivers, variances, private letter rulings or other governmental approvals, licenses, consents, or restrictions, in whatever form, relating to compliance with any Applicable Law, including any Environmental Permit, which are necessary to transfer the Assets and to enable Purchaser to own, maintain, and operate the Assets substantially in the same manner as they were operated prior to the Closing Date.
“Base Price” has the meaning set out in Section 3.1.
“Bill of Sale” means the bill of sale to be entered into as of the Closing Date, substantially in the form of Exhibit B attached hereto.
“Bonds” shall have the meaning given that term in Section 8.13(a).
“Books and Records” means notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and other records (excluding software) related solely to the Assets except to the extent such books of account and records comprise Sellers’ permanent accounting or Tax records, in which case copies shall be provided to the extent related solely to the Assets.
“Burdensome Condition” means any requirement imposed on Sellers or their Affiliates by a Governmental Authority in connection with the resolution or remediation of the Specified Matter that, individually or in the aggregate with other requirements, results or is reasonably likely to result in financial Liability to the Sellers and/or their Affiliates that exceeds thirty percent (30%) of the Base Price.
“Business Day” means a day (except Saturdays and Sundays and public holidays) when deposit-taking banks are open in New York, New York for the business of over-the-counter deposit-taking.
“Cap” has the meaning set out in Section 10.6(f).
“Casualty” means a damage or destruction of all or any material portion of the Assets by a Casualty Event for which the associated repair or replacement costs would reasonably be expected to exceed Eleven Million Dollars ($11,000,000).
“Casualty Event” means, with respect to any Person, any loss, damage or destruction of assets of such Person as a result of any act of God, fire, explosion, collision, earthquake, windstorm, flood or other casualty event or any condemnation by any Governmental Authority, but for the avoidance of doubt excluding any loss, damage or destruction as a result of events that arise in the ordinary course, such as depreciation or ordinary wear and tear.
“Category A-Liability” has the meaning set out in Schedule 16.7.
“Category B-Liability” has the meaning set out in Schedule 16.7.
“CBAs” means the collective bargaining agreements between Sellers or their Affiliates and any of the unions related to any of the Employees, including all existing current Memoranda of Agreement, side letters and the Successorship Side Letter as set forth in Section 5.3(a) of the Disclosure Schedule.

“Closing” means the closing of the Transaction and completion of the sale and purchase of the Assets and assumption of the Assumed Liabilities in accordance with the provisions of this Agreement.
“Closing Date” has the meaning set out in Section 4.1.
“Closing Inventory” has the meaning set out in Schedule 2.1(e)(i).
“Closing Inventory Volumes” means all hydrocarbon and hydrocarbon derived inventories located at or associated with each Site and, solely with respect to inventories associated with a Site, located in each Third Party Terminal (which shall be measured in accordance with Schedule 2.1(e)(i)) as follows: (i) raw materials (including crude oil and gas oil), feedstocks and intermediate stocks that are in transit to the Sites in third party pipelines and raw materials, feedstocks and intermediate stocks designated as Sellers’ owned line fill in the Crude Pipeline Systems and in third party pipelines on which Sellers’ ships such oil and stocks to and from the Assets; (ii) raw materials, blendstocks, feedstocks and intermediate stocks that (x) are located at the Refinery, (y) are in transit from a Site or a Third Party Terminal or (z) reside in the Terminals and in third party storage,; (iii) refined products that (x) are located at the Refinery, (y) are in transit from a Site or a Third Party Terminal or (z) located in the Terminals and in third party storage; and (iv) petrochemical products (owned or purchased by Sellers) that are (x) located at the Refinery, (y) in transit from a Site and a Third Party Terminal or (z) located in the Terminals and in third party storage as of the Closing, excluding in the case of each of clauses (i) through (iv), any such products for which title has passed from Sellers’ or their designated Affiliate to a third party as of the Closing or for which there is an account payable as of the Closing; provided, however, that (x) “Closing Inventory Volumes” shall (1) not include Intra-Refinery Line Fill; basic sediment and water (as determined by the Refinery in the ordinary course) in storage tanks and Unit Fill at the Refinery, all of which shall be included in the Base Price and (2) include hydrocarbon volumes in pump stations related to the Pipelines, and (y) waste water, sludge (which, for the avoidance of doubt, does not include slop) and storm water tanks will not be measured and no value will be assigned to the content of such tanks.
“Code” means the Internal Revenue Code of 1986, as amended.
“Conditionally Assigned Easements” has the meaning set out in Section 8.8(b).
“Confidential Information” means, in relation to a Party (the “Discloser”):

(a)
all information (other than Technical Information), in whatever form communicated or maintained, that the Discloser discloses to, or that is gathered for inspection by a Party (the “Recipient”) or any of the Recipient’s Representatives in the course of the Recipient’s review of the Transaction, whether provided before or after the date of this Agreement, that contains or otherwise reflects information concerning the Discloser or its businesses, affairs, financial condition, assets, liabilities (including Environmental Liabilities), operations, prospects or activities;

(b)
all plans, proposals, reports, analyses, notes, studies, forecasts, compilations or other information, in any form, that are based on, contain or reflect any Confidential Information regardless of the identity of the Person preparing the same (“Notes”); and

(c)	any matter relating to this Agreement or its terms or the Transactions;
but does not include any information that:

(d)
is at the time of disclosure to the Recipient or thereafter becomes generally available to the public, other than as a result of a disclosure by the Recipient or any of the Recipient’s Representatives in breach of this Agreement;

(e)
is or was received by the Recipient on a non-confidential basis from a source other than the Discloser or its Representatives if such source is not prohibited from disclosing the information to the Recipient by a contractual, fiduciary or other legal confidentiality obligation in respect of such information; or

(f)
was known by the Recipient prior to disclosure in connection with the Transaction and was not subject to any contractual, fiduciary or other legal confidentiality obligation on the part of the Recipient.

“Contracts” means any and all contracts and agreements, including those that are franchises, warranties, understandings, arrangements, leases, licenses, registrations, authorizations, mortgages, bonds, notes and other instruments as the same have been amended or supplemented.
“Corrective Action Orders” has the meaning set out in Section 5.13(b).
“CPS Real Property” has the meaning set out in the definition of Crude Pipeline System.
“CPUC” means California Public Utility Commission.
“Crude Pipeline Systems” means, collectively, the pipeline systems used to transport crude oil to the Refinery, generally described as follows and more specifically described on

Schedule 1.1-A (Pipeline Descriptions):

(a)
M-70 Pipeline System – a one hundred and sixteen (116) mile of primarily sixteen inch (16”) pipeline (ten miles of twelve (12”) pipeline) with six pumping/heating stations, commencing immediately downstream (south) of Emidio Station (35298 Maricopa Highway in Mettler, California (Kern County)) and terminating at the Refinery;

(b)	M-1/M-55 Pipeline System – a fifty six (56) mile twelve and sixteen inch (12” and 16”) pipeline commencing at Belridge Station and terminating immediately downstream (south) of Emidio Station;

(c)	M-134 Pipeline System – a five (5) mile six and eight inch (6” and 8”) idle pipeline connecting the Refinery to the coastal pipeline system;

(d)	M-131 Pipeline System – a fourteen (14) mile eight and ten inch (8” and 10”) CPUC regulated pipeline commencing at CRC Long Beach and terminating at the Refinery;

(e)	M-137 Pipeline System – a one (1) mile 36 inch (36”) pipeline which connects Southwest Terminal 1 and Southwest Terminal 2;

(f)	M-146 Pipeline System – an eleven (11) mile 24 inch (24”) pipeline from Southwest Terminal 2 to the Refinery;

(g)	The idle and abandoned line segments to the extent specifically listed on Schedule 1.1-A (“Specifically Assumed Idle Crude Line Segments”);

(h)
Any unknown idle or abandoned line segments owned by a Seller that is not a Specifically Assumed Idle Crude Line Segment but is located within five hundred (500) feet of the existing pipelines described in clauses (a) through (g) of this definition of Product Pipeline Systems;

(i)	The Logistics Facilities associated with the aforementioned pipeline systems;

(j)	The real property used in connection with the aforementioned pipeline systems and owned in fee (the “CPS Real Property”), which shall be conveyed to Purchaser by one or more Deeds; and

(k)
To the extent assignable, transferable Easements relating to the aforementioned pipeline systems and Logistics Facilities associated with the aforementioned pipeline systems, each of which is listed on Attachment 1 to Schedule 1.1-A hereto (as such schedule is updated as of the Closing Date).

“Crude Supply Agreement” means a crude supply agreement to be entered into on the Closing Date, substantially in the form of Exhibit C attached hereto.
“Data Room” means the online virtual data room accessed through www.intralinks.com which was maintained by or on behalf of the Sellers and through which the Purchaser and its Representatives have had access to Due Diligence Materials prior to the date hereof.
“Deed” means the warranty deeds to be entered into as of the Closing Date.
“Deposit” has the meaning set out in Section 3.2(a).
“Designated Executive” has the meaning set out in Section 16.4(c).
“Discloser” has the meaning set out in the definition of “Confidential Information”.
“Disclosure Schedule” has the meaning set out in Article V.

“Divestiture” has the meaning set forth in Section 8.7(d).
“Draft Working Capital Statement” has the meaning set out in Section 3.3(b)(i).
“Due Diligence Materials” means the materials disclosed to Purchaser in discussions or presentations made by the Sellers or their Representatives to Purchaser and made available in the online virtual data room accessed through www.intralinks.com which was maintained by or on behalf of the Sellers, including materials accessible through links made available in the Data Room related to the Assets, such as the GeoTracker. Due Diligence Materials shall further include materials made available to Purchaser in the Data Room by Seller during the Interim Period.
“Easements” means the easements, right of way agreements, franchise agreements, contractual land-use and water crossing license agreements and similar agreements relating to a Pipeline and Logistics Facilities associated with such Pipeline.
“Eastern Time” means the local time in the U.S. Eastern Time Zone.
“Effective Date” means the date on which this Agreement is executed by the Parties.
“Employee” has the meaning set out in Schedule 11.1.
“Employees List” has the meaning set out in Schedule 11.1.
“EMRE” means ExxonMobil Research and Engineering Company, a Delaware corporation.
“Engineering Controls” means those restrictions and requirements imposed or permitted by any Governmental Authority with respect to activities on or the use of the Assets, including Easements, paving caps, engineered barriers, groundwater restrictions, activity and use limitations or restrictions, in each case, pursuant to Environmental Law, environmental land use controls, restrictive covenants, well drilling prohibitions, zoning restrictions, special building permit requirements, deed notices, and registration of sites containing Environmental Matters.
“Environment” means living organisms (including humans and the ecological systems of which they form a part) and the following media (alone or in combination): air (including air within buildings and air within other natural or man-made structures, whether above or below ground); water (including water on, under or within land, or in drains or sewers, and coastal and inland waters); land (including land under water, the soil, and the sub-soil); and in the case of man includes his property; and includes the environment as defined in any applicable Environmental Law.
“Environmental Law” means all Applicable Law (including, but not limited to, Liabilities arising in connection with or pursuant to relevant laws, statutes, regulations, codes, directives and the like and all rules, regulations, ordinances, municipal by-laws, Orders or statutory guidance made thereunder) concerning Environmental Matters.
“Environmental Liability” means any losses, costs, expenses (including any irrevocable value added taxes thereon), actions, proceedings, claims, demands, damages and any Liability, responsibility or obligation arising under or in connection with any Environmental Law in relation to Environmental Matters, including, without limitation, any Liability (whether unknown, actual or contingent) to investigate, make good, repair, reinstate, treat, clean up or otherwise remediate any Site or Hazardous Substances elsewhere which have emanated from or onto a Site or any equipment on a Site or which have arisen from activities or non-performance related to the Assets or for which the Sellers are held responsible, and irrespective of whether the cause of the liability is unknown, has been known or should have been known or understood by Sellers or their Representatives.
“Environmental Matters” means pollution of the Environment including, but not limited to noise, emissions, deposits, discharges, spills and releases of Hazardous Substances into air, water, sewage systems and land and the manufacture, processing, distribution, use, treatment, storage, disposal, transport, transmission and handling of Hazardous Substances or matters otherwise relating to the health and safety, including occupational health and safety, of any person or damage to the environment, property or assets.
“Environmental Permit” means any license, permit, authorization, approval or other consent issued or required pursuant to any Environmental Law.
“Equipment” means (i) the equipment, fixtures, furniture, furnishings, machinery, tools and other tangible personal property which is located on the Assets; (ii) the equipment, furnishings, machinery, tools and other tangible personal property, which is not located on the Assets; (iii) the motor vehicles, trucks, trailers and other equipment; and (iv) computer equipment and hardware.
“Escrow Agent” means Deutsche Bank Trust Company Americas, in its capacity as Escrow Agent under the Escrow Agreement.
“Escrow Agreement” means the agreement for the escrow of the Deposit entered into by and among Sellers, Purchaser and the Escrow Agent simultaneously with the execution of this Agreement.
“Estimated Property Taxes” has the meaning set out in Section 14.1.
“Excluded Assets” has the meaning set out in Section 2.2.
“Excluded Liabilities” has the meaning set out in Section 2.4.
“Excluded Trademarks” means petroleum related service marks, trademarks, logos, emblems, trade dress, applications for registration of marks, mark registrations, and other indicia of origin, including the names and marks MOBIL, EXXON, EXXONMOBIL, the Pegasus Design, the Tiger Design together with all variations and acronyms thereof and such other names, domain names, marks, logos (including the “Exxon” and “Mobil” logos), emblems, trade dress, and other indicia of origin related thereto or containing, incorporating, associated with, or comprising any of the foregoing, including any transliterations thereof or any name or mark confusingly similar thereto, in each case, as Exxon Mobil Corporation and its Affiliates may from time to time own or use in connection with manufacturing and marketing petroleum products and associated services.
“Exxon Mobil Corporation” means Exxon Mobil Corporation, a New Jersey corporation.

“ExxonMobil’s Captive Insurer” has the meaning set out in Section 12.1(b).
“ExxonMobil Policies” has the meaning set out in Section 12.1.
“Filing” means any filing with any Person or Governmental Authority required by any Party in connection with (i) the execution and delivery of this Agreement or any of the Ancillary Agreements or (ii) the consummation of the Transaction.
“Final Working Capital Amount” means the aggregate value of the Working Capital as set forth in the Final Working Capital Statement.
“Final Working Capital Statement” means the Draft Working Capital Statement (i) if no Objection Notice is delivered in connection therewith or (ii) as finally determined by the Neutral Auditor in accordance with Section 3.5(c).
“Financial Information” has the meaning set forth in Section 5.12(a).
“Franchise Agreement” means all franchises, licenses, leases, use permits, easements and other agreements granted or issued by any Governmental Authority relating to the use of real property or interests therein (including streets and highways) for a Pipeline or Logistics Facilities associated with such Pipeline.
“GAAP” means the generally accepted accounting principles from time to time approved by the United States Financial Accounting Standards Board, or any successor entity thereto applied consistently with the practices, including reasonable accounting judgments, of the Sellers.
“GeoTracker” means the internet-accessible database system (accessible at http://geotracker.waterboards.ca.gov/) used by the California Water Resources Control Board, regional boards, and local agencies to track and archive compliance data from authorized or unauthorized discharges of waste to land, or unauthorized releases of hazardous substances from underground storage tanks.
“Governmental Authority” means:

(a)	any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

(b)
any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(c)
any court, tribunal, commission, individual, administrator, analyst, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and

(d)	any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.
“Guarantee” has the meaning set out in Section 6.5.
“Guarantor” has the meaning set out in Section 6.5.
“Hazardous Substances” means all pollutants, contaminants and hazardous, flammable, toxic, radioactive, corrosive or caustic substances or otherwise hazardous substances (including crude oil, refined petroleum products and derivatives thereof), materials and waste whether solid, liquid, gaseous or vapor, and heat, sound, vibration, and whether alone or in combination with any substances and whether or not such pollutant, contaminant, substances, material or waste is referred to specifically in or regulated under any Environmental Law, and for greater certainty, includes all substances referred to specifically in, or regulated under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Included Employees” has the meaning set out in Schedule 11.1.
“Indemnified Party” means a Seller Indemnified Party or a Purchaser Indemnified Party, as the case may be.
“Indemnifying Party” means, in relation to an Indemnified Party, the Party to this Agreement that is required to indemnify such Indemnified Party under Article X.
“Initial Objection Date” has the meaning set out in Section 8.8(e)(i).
“Intellectual Property” means any and all patents, patent applications, trade secrets, trade names, know-how, technology, invention disclosures, registered copyrights, registered service marks or trademarks, any applications to register any copyrights, service marks, or trademarks, any unregistered copyrights, service marks, trade names or trademarks and any computer software programs (including source code and object code).
“Interim Working Capital Amount” means Sellers’ good faith estimate of the aggregate amount of Working Capital as at the Closing Date determined in the manner set out in Schedule 3.3(b)(i).
“Interim Working Capital Statement” has the meaning set out in Section 3.3(a).
“Interim Period” means the period from the date of execution of this Agreement through the earlier of the termination of this Agreement or the Closing Date.
“Intra-Refinery Line Fill” means all volumes of product that Sellers have title to which is, as of the Closing Date, located at or contained in pipelines that are within the boundaries of the Refinery or a Terminal (other than Pipelines connecting Areas 1 and 2 of the Southwest Terminal).

“Joint Use and Cooperation Agreement” means an agreement for the use of certain pipelines to be entered into on the Closing Date, substantially in the form of Exhibit D attached hereto.
“Knowledge” or “knowledge” means, to the extent related to Sellers or the Purchaser, as the case may be, such knowledge as is actually known by the Persons listed on Schedule 1.1-B.
“Law” has the meaning set out in the definition of “Applicable Law”.
“Leased Real Property” means Southwest Terminal which is leased by Sellers pursuant to the Southwest Terminal Lease.
“Legal Proceeding” means any pending or threatened litigation, action, cause of action, appeal, request for injunctive relief, application, suit, investigation, inquiry, charge, hearing, claim, complaint, deemed complaint, grievance or expropriation, or any civil, administrative, regulatory or criminal, arbitration or proceeding or other similar proceeding, before or by any court, tribunal or Governmental Authority and includes any appeal or review thereof and any application for leave for appeal or review.
“Liability” means, with respect to any Person, any debt, liability, obligation or responsibility of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person and including all costs and expenses relating thereto.
“Logistics Facilities” means (i) all pumps, valves, controls, fittings, pipe, storage tanks, and other pipeline appurtenances used in the operation of the Pipelines and pipeline stations, including those associated with any Specifically Assumed Idled Crude Line Segments, Specifically Assumed Idled Product Line Segment and any unknown idle and abandoned pipeline segments included as of the Closing Date in the Crude Pipeline System or the Product Pipeline System; and (ii) the fuel handling units, above ground and underground storage tanks and piping, utilities, wharves, office buildings and other structures and improvements used in the operation of the Terminals, in each case, which are owned by Sellers as of the Closing Date.
“Logistics Technology Agreement” means a logistics technology agreement to be entered into on the Closing Date, substantially in a form as attached hereto as Exhibit E.
“Long Stop Date” means the date 12 months after the Effective Date.
“Losses” means all losses, damages, costs, expenses, liabilities, obligations, costs of actions or inactions required in response to injunctive relief, responsibilities and claims of any kind (including any claims arising in any Legal Proceedings brought by any Governmental Authority or other Person and including reasonable attorneys’ fees); provided, that subject to the following proviso, in no event shall Losses be deemed to include any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof), unless, in each such case, legally awarded, or legally required to be paid, to a third-party in respect of a claim pursuant to the indemnification obligations hereunder; and provided further that notwithstanding the foregoing, Sellers shall be entitled to seek and obtain recovery for direct and indirect damages suffered or incurred (including any incidental damages, lost profits or similar items (such as loss of revenue, loss of income or profits, diminution of value or loss of business opportunity relating to a breach or alleged breach)) relating to, arising from or in connection with a breach of Section 8.3 (Confidentiality) without regard to the recovery limitations set forth in this definition of “Losses”.
“MAP Act” has the meaning set out in Section 8.8(f).
“Material Title Exceptions” has the meaning set out in Section 8.8(e)(i).
“Mini-Basket” has the meaning set out in Section 10.6(f).
“Municipally Financed Property” shall have the meaning set out in Section 8.13(a).
“Neutral Auditor” has the meaning set out in Section 3.5(a).
“New Easements” has the meaning set forth in Section 8.8(a).
“Non-Represented Employees” has the meaning set out in Schedule 11.1.
“Notes” has the meaning set out in paragraph (b) of the definition of “Confidential Information”.
“Notice of Claim” has the meaning set out in Section 10.5(a).
“Notices” means the notices required to be given to any Person under Applicable Law or pursuant to any Contract or other obligation to which a Seller is a party or by which a Seller is bound or which is applicable to any of the Assets, in connection with the execution and delivery of this Agreement or the closing of the Transaction.
“Objection Date” has the meaning set out in Section 8.8(e)(i).
“Objection Notice” has the meaning set out in Section 3.2(b)(ii).
“Off-Site Disposal Activities” means any off-site transportation, storage, disposal, or treatment, or any arrangement for off-site transportation, storage, disposal, or treatment of any Hazardous Substances; provided, however, that the term “Off-Site Disposal Activities” shall not include (i) the off-site portion of an Environmental Matter that has migrated from the Real Property, and (ii) Environmental Matters emanating from the Real Property to waterways extending beyond the shoreline, if any.
“Off-Site Disposal Activities Losses” has the meaning set out in Section 10.2(c).
“Order” means any order, directive, judgment, decree, injunction, decision, ruling, requirement, award, writ, assessment or other award of any Governmental Authority, or binding arbitration.

“Owned Real Property” means the real property at Atwood, Vernon, the Refinery, the CPS Real Property and the PPS Real Property.
“Party” means any party to this Agreement and any reference to a Party includes its successors and permitted assigns and “Parties” means every Party.
“Pending and Unresolved” means, with respect to a Legal Proceeding, a written claim or action that has been instituted or filed and awaiting the levy, assessment or imposition by a Governmental Authority of a monetary fine, penalty or corrective or compliance Order.
“Permit” has the meaning set out in Section 5.10.
“Permitted Encumbrances” means: (a) all (i) title exceptions, defects and other matters set forth in the Due Diligence Materials and not required to be removed by Sellers in accordance with Section 8.8(e), and (ii) such other matters, whether or not of record, affecting the Real Property on the Closing Date which shall have arisen out of, or by reason of, any acts of Purchaser or its representatives, agents, contractors, advisors or consultants; (b) all zoning, building and all other similar laws applicable to the ownership, use or development of, or the right to maintain or operate the Real Property assets; (c) all encumbrances shown on the survey of the Real Property obtained by Purchaser which are not otherwise required to be removed pursuant to Section 8.8 or otherwise; (d) all liens for unpaid taxes, assessments, charges, and any other Governmental Entity or quasi-governmental charges, which are not yet delinquent; (e) all leases, easements and Servitudes as disclosed on the Schedules or that benefit the applicable Real Property and in effect on the Closing Date and the rights of parties thereunder; (f) any other liens, provided the title companies, at the Closing, will insure, at no additional cost to Purchaser, against collections of such Permitted Encumbrances from the Real Property; (g) all environmental liens described in any title commitment, disclosed to Purchaser by Sellers in writing prior to or within fifteen (15) days after the Effective Date; (h) any reservations and limitations set out in any Applicable Law pertaining to land titles; (i) such other matters as do not interfere in any material respect with the ownership, use, occupancy or operations of Purchaser upon the Real Property as used historically in the normal course; and (j) such other matters with respect to which Purchaser has agreed to take pursuant to the terms of this Agreement, including (A) the items set forth on Schedule 8.8(e)(i), (B) any Environmental Liability (excluding for the avoidance of doubt any Category A-Liability or Category B-Liability to the extent of Sellers’ Proportionate Share), and (C) any regulatory or Permit matter necessary for the ownership or use of any Owned Real Property.
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Pipelines” means the Crude Pipeline Systems and the Product Pipeline Systems.
“Pipeline Owned Real Property” means collectively, the CPS Real Property and the PPS Real Property.
“Pre-Closing Transition” has the meaning set out in Section 8.14.

“Product Pipeline Systems” means, collectively, the pipeline systems generally transporting fuels products from the Refinery, generally described as follows and more specifically described on Schedule 1.1-A (Pipeline Descriptions):

(a)	M-141 Pipeline System — a twelve (12) mile eight inch (8”) jet fuel pipeline from the Refinery to Los Angeles International Airport;

(b)	M-145 Pipeline System — a seventeen (17) mile twelve inch (12”) pipeline from the Refinery to Vernon and the Kinder Morgan terminal at Watson.;

(c)	M-3 Pipeline System — a thirty three (33) mile six and eight inch (6” and 8”) CARB only pipeline from Vernon to Atwood,

(d)	L-42 Pipeline System — an eight (8) mile eight and ten inch (8” and 10”) CPUC regulated pipeline from the Refinery to the Kinder Morgan Carson terminal;

(e)	M-119 Pipeline System — a twelve (12) mile 10 inch (10”) pipeline from the Refinery to Southwest Terminal 1;

(f)	L-43 Pipeline System — a twelve (12) mile ten and twelve inch (10” and 12”) black oils pipeline from the Refinery to Southwest Terminal 1;

(g)	The idle and abandoned line segments to the extent specifically listed on Schedule 1.1-A (“Specifically Assumed Idle Product Line Segments”);

(h)
Any unknown idle or abandoned line segments owned by a Seller that is not a Specifically Assumed Idle Product Line Segment but is located within five hundred (500) feet of the existing pipelines described in clauses (a) through (g) of this definition of Product Pipeline Systems;

(i)	The Logistics Facilities associated with the aforementioned pipeline system;

(j)	All of the real property related to the aforementioned pipeline systems and owned in fee, (the “PPS Real Property”), which shall be conveyed to Purchaser by one or more Deeds, as applicable; and

(k)
To the extent assignable, transferrable Easements relating to the aforementioned pipeline systems and Logistics Facilities associated with the aforementioned pipeline systems, each of which is listed on Attachment 2 to Schedule 1.1-A hereto (as such schedule is updated as of the Closing Date).

“Product Offtake Agreement” means a Product Offtake Agreement to be entered into on the Closing Date, substantially in the form of Exhibit F attached hereto.
“Property Taxes” has the meaning set out in Section 14.1.
“Purchase Price” has the meaning set out in Section 3.1.

“Purchaser” has the meaning set out in the Preamble.
“Purchaser’s Indemnified Parties” means Purchaser and Purchaser’s Affiliates and their respective directors, officers, employees and agents.
“Qualifying Purpose” shall have the meaning set out in Section 8.13(b).
“RDC Services Agreement” means a RDC services agreement to be entered into on the Closing Date, substantially in the form of Exhibit G attached hereto.
“Real Property” means the Owned Real Property and the Leased Real Property.
“Recipient” has the meaning set out in the definition of Confidential Information.
“Refinery” means the ExxonMobil Torrance Refinery located at 3700 West 190th Street, Torrance, CA 90509, including the Torrance Terminal, the refinery process units, fuel process and handling units, above ground and underground storage tanks and piping, utilities, office buildings and other structures, fixtures and tangible property owned by Sellers as of the Closing Date.
“Refinery Tankage” means and includes all tanks (and in the case of certain specialty products, all staging areas, sulphur pits or other storage facilities) that are used for the storage of products and located within the boundaries of the Refinery.
“Refining Technology Agreement” means a refining technology agreement to be entered into on the Closing Date, substantially in the form attached hereto as Exhibit H.
“Regulatory Approvals” means all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or other Person necessary to consummate the Transaction including, any filings or consents under the HSR Act or any other antitrust law.
“Related Agreements” means the Crude Supply Agreement, the Product Off-Take Agreement, the RDC Services Agreement, the Joint Use and Cooperation Agreement and the Escrow Agreement.
“Repair Cost Dispute” has the meaning set out in Section 8.12(d).
“Repair Costs” has the meaning set out in Section 8.12(b).
“Repair Negotiation Period” has the meaning set out in Section 8.12(c).
“Representative” when used with respect to a Party, means each director, officer, employee, agent, consultant, adviser and other authorized representative of such Party who is involved in the Transaction.
“Represented Employees” has the meaning set out in Schedule 11.1.
“Required Permits” has the meaning set out in Section 8.9.

“Seller” has the meaning set out in the Preamble.
“Sellers’ Bank Account” means a bank account or bank accounts to be designated by Sellers in a written notice to Purchaser at least two Business Days prior to the Closing Date, specifying the portion of the Base Price, the Interim Working Capital Amount and, if applicable, any Adjustment Amount payable to each such account, or such other bank account as may be designated by Sellers in a written notice to Purchaser following Closing.
“Sellers’ Indemnified Parties” means Sellers and Sellers’ past, present and future Affiliates and their respective directors, officers, employees and agents.
“Sellers’ Proportionate Share” has the meaning set out on Schedule 16.7.
“Sites” means the Refinery, Pipelines and Terminals.
“Southwest Terminal” or “SWT” means the Southwest Terminal Area 1 and/or Area 2 located at the Port of Los Angeles, including the lease agreement for the real property and the rights, easements, privileges, improvements and appurtenances belonging to Sellers and pertaining or relating to such real property.
“Southwest Terminal Lease” means that certain Permit No. 704 granted by The City of Los Angeles to Mobil Oil Corporation, dated as of January 2, 1994, as amended by First Amendment to Permit No. 704.
“Specifically Assumed Idle Crude Line Segments” has the meaning set out in the definition of Crude Pipeline System.
“Specifically Assumed Idle Product Line Segments” has the meaning set out in the definition of Product Pipeline System.
“Specified Assumed Contract” means any Assumed Contract other than an Assumed Contract which (i) is critical to the integrity, operation or safety of the Assets and (ii) if not renewed, extended or modified by Sellers would cause a breach by Sellers of the representation set forth in Section 5.9 and the covenant set forth in Section 7.1(a).
“Specified Catalyst Amount” means precious metal catalyst owned by Sellers in units and warehouses equal to Nine Million Dollars ($9,000,000) (as determined in accordance with the Working Capital Methodology).
“Specified Chemical Amount” means petrochemical inventory (including additive stock) owned by Sellers equal to Four Million Five Hundred Thousand Dollars ($4,500,000) (as determined in accordance with the Working Capital Methodology).
“Specified Matter” has the meaning set out in Schedule 16.7.
“Specified Matter Remediation” has the meaning set out in Schedule 16.7.

“Straddle Period” means any Tax period beginning on or before and ending after the Completion Date.
“Survey” has the meaning set out in Section 8.8(d).
“System Information” means all financial and business information related to the Assets that is held in systems of the Sellers or Affiliates of the Sellers or which are part of any service agreements made by the Sellers with service providers and which form part of the regulatory bookkeeping obligations of the Sellers but shall not include Seller’s Intellectual Property.
“System Transition Plan” means the plan for the transition of Sellers’ systems related to the Assets to Purchaser as set forth in Schedule 8.1(c).
“Taking” means a taking of all or any material portion of the Assets by condemnation or eminent domain or by agreement in lieu thereof (whether through regulation or otherwise) with any Person or Governmental Authority authorized to exercise such rights for which the associated replacement costs would reasonably be expected to exceed Eleven Million Dollars ($11,000,000); provided that none of the following, either alone or in combination, shall be taken into account in determining whether there has been a Taking: (a) events, circumstances, changes or effects that generally affect the industries or segments thereof in which Sellers operate the Assets (including legal and regulatory changes); and (b) general business, economic or political conditions (or changes therein).
“Tax Appeals” has the meaning set out in Section 14.5.
“Tax Contest” has the meaning set out in Section 14.3(b).
“Tax Returns” means all returns, information returns, reports, elections, agreements, declarations, claim for refund, statement or other documents of any nature or kind required to be filed with any applicable Governmental Authority in respect of Taxes, including any amendments thereto.
“Taxes” means all past, present or future federal, state, local or foreign taxes including all income, sales, use, goods and services, harmonized sales, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, levies, imposts and other assessments or similar charges in the nature of a tax including pension plan contributions, employment insurance and unemployment insurance payments and workers’ compensation premiums, together with any installments with respect thereto, and any interest, fines, penalties, similar liabilities and obligations, in all cases imposed, levied, collected, withheld or assumed by any Governmental Authority in respect thereof and whether disputed or not.
“Technical Information” shall have the meaning set forth in the Refining Technology Agreement.
“Technology Agreements” means the Refining Technology Agreement and the Logistics Technology Agreement.
“Technical Assistance Agreement” means a technical assistance agreement to be made available to the Purchaser at the Closing.

“Terminals” means Atwood, Southwest Terminal, and Vernon.
“Third Party” means any Person other than Sellers’ Indemnified Parties and Purchaser’s Indemnified Parties.
“Third Party Claim” has the meaning set out in Section 10.4.
“Third Party Estimate” has the meaning set out in Section 8.12(d).
“Third Party Terminals” means any terminal which is not owned by Sellers and where Sellers store crude and product including Tesoro Vinvale, Kinder Morgan Mission, Kinder Morgan Colton, Kinder Morgan, Carson, Kinder Morgan Watson, Plains Dominguez Hills, and Petro Diamond-Long Beach.
“Three Month Dollar LIBOR” means in relation to any day in respect of which an interest rate is to be determined, the relevant day being the first Business Day of the relevant period for which an amount of interest is to be calculated: (a) the three (3) month London Interbank offered rate for deposits in US Dollars which is reported on the US0003M <index> HP page on the Bloomberg Rates Service (or such other page as may replace such page on such service for the purpose of displaying London Interbank offered rates for deposits in US Dollars) at or about 11.00 a.m. London time on the relevant day; or (b) if no such rate is reported at the relevant time on the relevant day, the arithmetic mean (rounded upwards to four decimal places) of the rates quoted by the principal London offices of Lloyds TSB Bank plc, Barclays Bank plc and HSBC Bank plc to prime banks in the London Interbank market at or about 11.00 a.m. London time on the day for three (3) month deposits in US Dollars or, if the rates in (a) and (b) are, for any reason, not available on the relevant day, such comparable rate as the Parties may agree. Any interest calculation using this definition shall be based on resetting the interest rate every ninety (90) days starting from the first Business Day of the relevant period and continuing until the end of the relevant period; e.g., on the first Business Day of the first ninety (90) days of the relevant period, then the first Business Day of the second ninety (90) days of the relevant period, etc. The interest calculation will be based on the number of days interest accrues divided by three hundred sixty (360) days;
“Threshold” has the meaning set out in Section 10.6(f).
“Title Commitment” has the meaning set out in Section 8.8(c).
“Title Company” means a nationally recognized title company selected by Purchaser, but if such title company is not able to issue the title policies in accordance with Section 8.8(c), Title Company means another nationally recognized title company willing to issue such title policies.
“Transaction” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Transferred Employee” means any Included Employee who accepts an offer of employment from Purchaser and begins employment with Purchaser on the Closing Date or, in the case of any Included

Employee who is on short-term disability or a leave of absence on the Closing Date, begins employment within one hundred eighty (180) days after the Closing Date.
“Unit Fill” means all volumes of product, hydrocarbons and other materials that Sellers have title to which is, as of the Closing, located at or contained in any part or portion of any refining or processing unit located within the boundaries of the Refinery, but excludes hydrocarbons and products contained in the Refinery Tankage.
“Vernon” means the Vernon Terminal located at 2709 East 37th Street, Vernon, CA 90058, including the regional distribution center located at 2619 East 37th Street, Vernon, CA 90058, and the meter station located at 2501 East 37th Street, Vernon, CA 90058.
“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., and any similar state or local law; “Cal-WARN” means the California Worker Adjustment and Retraining Notification Act, Cal. Labor Code §1400 et seq.
“Working Capital” means (i) all inventories of stock-in-trade and merchandise including materials, supplies, work-in-progress, finished goods, tooling, service parts and purchased finished goods owned by Sellers located on the Sites or in the pipelines owned by Third Parties and used in connection with the operation of the Assets (including those in possession of suppliers, customers and other third parties), and any trade accounts payable, trade accounts receivable, prepaid charges (in each case, if any), rent and fees that relate solely to the Assets, (ii) Closing Inventory Volumes, (iii) certain emissions credits and allowances as described on Schedule 2.1(j) and (iv) either (A) a credit in the amount by which the value of any catalyst in exceeds the Specified Catalyst Amount or (B) a deduction in the amount by which the Specified Catalyst Amount exceeds the value of any catalyst, in each case, determined in accordance with the Working Capital Methodology.
“Working Capital Methodology” means the calculation methodology (including measurement and valuation procedures) set forth on Schedule 2.1(e)(i) and the additional adjustment to be made with regard to emissions credits and allowances not otherwise included in the Base Price as set forth on Schedule 2.1(j) pursuant to which the aggregate value of the Working Capital is determined.
SECTION 1.2    Certain Interpretations.
(a)    Except as otherwise expressly provided in this Agreement, any reference in this Agreement to “$” or dollars shall mean United States Dollars and any payment contemplated by this Agreement shall be made by wire transfer of immediately available funds.
(b)    In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period shall be excluded.
(c)    In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. Eastern Time on the last day of the period. If any period of time is to expire hereunder on any day that is not a

Business Day, the period shall be deemed to expire at 5:00 p.m. Eastern Time on the next succeeding Business Day. If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.
(d)    The Schedules and Exhibits to this Agreement are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. Any disclosure set forth in one section of the Schedules shall apply to (i) the representations and warranties or covenants contained in the Section of this Agreement to which it corresponds in number, (ii) any representation and warranty or covenant to which it is referred by cross reference, and (iii) any other representation, warranty or covenant to the extent that it is reasonably apparent from the wording of such disclosure that such disclosure is applicable to and could qualify any such representation, warranty or covenant.
(e)    In this Agreement, unless the context requires otherwise, words in one gender shall include all genders and words in the singular shall include the plural and vice versa.
(f)    The division of this Agreement into Articles, Sections and other subdivisions, the insertion of headings and the provision of a table of contents are for convenience of reference only, shall not affect or be utilized in construing or interpreting this Agreement and are not intended to be full or precise descriptions of the text to which they refer.
(g)    Unless the context requires otherwise, references in this Agreement to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits of this Agreement.
(h)    Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and shall not be construed to limit any general statement that it follows to the specific items or matters immediately following it.
(i)    The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.
(j)    Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re‑enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.
(k)    All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules and exhibits attached thereto.
(l)    The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
PURCHASE AND SALE
SECTION 2.1    Purchase and Sale. On the terms and subject to the conditions in this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Sellers, all right, title and interest of Sellers in and to the following assets other than any Excluded Assets (the “Assets”), in each case free and clear of all encumbrances (other than Permitted Encumbrances or encumbrances created or imposed by Purchaser or under applicable securities Laws):
(a)    the Terminals;
(b)    the Refinery;
(c)    the Pipelines;
(d)    the Logistics Facilities;
(e)    without duplication of any amounts and items settled through the Working Capital adjustment pursuant to Section 3.4(a), (i) the Closing Inventory as determined in accordance with Schedule 2.1(e)(i) for Closing Inventory Measurement and Valuation and (ii) the Equipment, as listed on Schedule 2.1(e)(ii) (as such schedule is updated as of the Closing Date);
(f)    the Contracts listed on Schedule 2.1(f) (as such schedule is updated as of the Closing Date) which a Seller is a party to and used primarily in connection with the Assets (the “Assumed Contracts”);
(g)    all rights, privileges, improvements and appurtenances belonging, pertaining or relating to the Real Property and owned by a Seller;

(h)    all licenses, permits, variances, certifications, fuels formulations, approvals and authorizations issued by any Governmental Authority to a Seller, together with any renewals, extensions or modifications thereof and additions thereto, to the extent transferable or assignable and in each case which are used primarily in connection with the Assets, including those set forth in Section 5.10 of the Disclosure Schedule;
(i)    the Books and Records;
(j)    the emissions credits and allowances as described on Schedule 2.1(j); and
(k)    all other assets owned or leased by Sellers, located at the Sites and otherwise used in the ordinary course in the conduct of the business of the Assets, including precious metal catalyst, in each case, as set forth on Schedule 2.1(k).
SECTION 2.2    Excluded Assets. Nothing herein contained shall be deemed to sell, assign, transfer, convey or deliver to Purchaser, and Sellers shall retain all right, title and interest to, in and under all assets, property, interests and rights of Sellers other than the Assets, including each of the following assets (the “Excluded Assets”):
(a)    all cash, cash equivalents, cash deposits, bank accounts, certificates of deposit, savings and other similar cash or cash equivalents of every kind, nature, character and description;
(b)    all Intellectual Property of the Sellers (including, the Excluded Trademarks) or of any Third Party, other than the technical information and patents expressly licensed or otherwise expressly provided to Purchaser pursuant to the Technology Agreements;
(c)    all Contracts other than the Assumed Contracts;
(d)    general books and records that comprise Sellers permanent accounting or Tax records;
(e)    actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery defenses, rights of set off, counterclaims or rights of recoupment of any kind or nature (including any such item relating to Taxes), in each case relating to Excluded Assets or Excluded Liabilities;
(f)    all ExxonMobil Policies;
(g)    all assets, whether real or personal, tangible or intangible, which are owned, used or held for use by Sellers for any purpose other than for use primarily in connection with the Assets;

(h)    the Sellers’ rights under this Agreement and the Ancillary Agreements;
(i)    any claim, right or interest in or to any refund, rebate, abatement or other recovery of Taxes with respect to the Assets for Pre-Closing Tax Periods;
(j)    all railcars and other rolling stock used in the business conducted by the Assets (whether located at the Sites or otherwise);
(k)    all equipment, furnishings, machinery, tools, motor vehicles, trucks, trailers, vessels, shore equipment and other tangible personal property not owned by Sellers and located on the Sites; and
(l)    any unknown idle or abandoned line segments owned by Seller that (i) are not Specifically Assumed Idle Crude Line Segments or are located beyond five hundred (500) feet of the existing pipelines described in clauses (a) through (g) of the definition of Crude Pipeline Systems and/or (ii) are not Specifically Assumed Idle Product Line Segments or are located beyond five hundred (500) feet of the existing pipelines described in clauses (a) through (g) of the definition of Product Pipeline Systems;
(m)    any sub-surface mineral rights related to any Owned Real Property identified on Schedule 2.2(m).
SECTION 2.3    Assumed Liabilities. On the terms and subject to the conditions in this Agreement, from and after the Closing, Purchaser shall assume, satisfy, be solely responsible for the payment, performance and discharge of all Liabilities related to, arising from or in respect of the Assets as described below (the “Assumed Liabilities”), including, the following:
(a)    all Liabilities related to or arising in connection with operation of the Sites or the ownership or operation of the Assets whether arising before, on or after the Closing Date, except for Excluded Liabilities; provided that Legal Proceedings arising prior to the Closing Date shall be assumed only to the extent that such Legal Proceedings are set forth on Schedule 2.3(a) (as such schedule may be updated as of the Closing Date in accordance with the terms thereof);
(b)    all Liabilities under the Assumed Contracts including all performance obligations arising or requiring performance, on or after the Closing Date (other than invoiced amounts payable and accrued under such Assumed Contracts prior to the Closing Date) and including all Liabilities provided for in the Ancillary Agreements;
(c)    all Liabilities for Taxes with respect to the Assets for taxable periods beginning after the Closing Date or allocable to the portion of the Straddle Period beginning after the Closing Date to the extent provided for in Article XIV;

(d)    all Liabilities for trade account payables incurred prior to the Closing Date, to the extent that such trade account payables are included in the Final Working Capital Amount;
(e)    all Liabilities related to Transferred Employees accruing following the Closing;
(f)    all Liabilities allocated to the Purchaser or its Affiliates pursuant to the Pre-Closing Transition plan; and
(g)    subject to Section 10.2(d), all Category B-Liabilities; and
(h)    subject to Article XV, all Environmental Liabilities.
SECTION 2.4    Excluded Liabilities. The applicable Sellers shall retain and be responsible for all Liabilities or Legal Proceedings:
(a)    arising out of, relating to or otherwise in respect of Offsite Disposal Activities and the Excluded Assets;
(b)    under the Assumed Contracts including all of Sellers’ performance obligations arising or requiring performance by the Sellers or their respective Affiliates and payable prior to the Closing Date (including invoiced amounts accrued and payable under such Assumed Contracts prior to the Closing Date);
(c)    for Taxes with respect to the Assets for taxable periods beginning prior to the Closing Date or allocable to the portion of the Straddle Period prior to the Closing Date, in each case, to the extent provided for in Article XIV;
(d)    for trade account payables incurred prior to the Closing Date, to the extent that such trade account payables are not included in the Final Working Capital Amount;
(e)    related to Transferred Employees accruing on or prior to the Closing; and
(f)     (i) set forth on Schedule 2.4(f)(i) and (ii) the Category A-Liabilities, except, in each case, any such Liabilities and Legal Proceedings in respect of the Corrective Action Orders or any Environmental Liabilities assumed by Purchaser pursuant to Article XV, including the assumed matters set forth on Schedule 2.3(a) (collectively, the “Excluded Liabilities”).
SECTION 2.5    Sale of Assets Only. The Transaction constitutes only the sale by Sellers to Purchaser of assets and not the sale of businesses. Purchaser is experienced in the operation of properties like the Assets and is familiar with the risks involved in owning and operating properties like the Assets, and is not relying on Sellers to furnish Purchaser any information as to such risks.

SECTION 2.6    Disclaimer. Purchaser acknowledges it has made its own independent investigation, analysis, evaluation and verification of the Assets. EXCEPT AS PROVIDED IN ARTICLE V AND IN THE ANCILLARY AGREEMENTS, THE RELATED AGREEMENTS, THE DEEDS AND BILLS OF SALE EXECUTED IN CONNECTION HEREWITH, THE ASSETS, SOLD BY SELLERS AND ACCEPTED BY PURCHASER, ARE SOLD AND ACCEPTED “AS IS, WHERE IS,” AND “WITH ALL FAULTS” WITH NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION, DESIGN, OPERATION, CAPACITY, QUALITY, VALUE OR OTHERWISE. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT OR RELATED TO PURCHASER’S INTENDED OR ACTUAL USE OF THE ASSETS AFTER CLOSING. IN ADDITION, AND NOT BY WAY OF LIMITATION, EXCEPT AS PROVIDED IN ARTICLE V AND IN THE ANCILLARY AGREEMENTS, THE RELATED AGREEMENTS, THE DEEDS AND BILLS OF SALE EXECUTED IN CONNECTION HEREWITH, (I) SELLERS AND THEIR RESPECTIVE AFFILIATES MAKE NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, ACCURACY OR COMPLETENESS OF ANY FILES, RECORDS, OR OPERATING MANUALS CONVEYED AS PART OF THE ASSETS’ BOOKS AND RECORDS, (II) PURCHASER’S SUBSEQUENT USE OF SUCH MATERIALS SHALL BE AT PURCHASER’S OWN RISK AND (III) PURCHASER RELEASES SELLERS AND THEIR RESPECTIVE AFFILIATES FROM ANY LOSS, LIABILITY, OR DAMAGE ARISING FROM, ASSOCIATED WITH, OR RELATED TO PURCHASER’S USE OF SUCH MATERIALS.
ARTICLE III
PURCHASE PRICE
SECTION 3.1    Purchase Price. The aggregate purchase price (the “Purchase Price”) payable by Purchaser to Sellers for the Assets shall be (a) Five Hundred Thirty Seven Million Five Hundred Thousand Dollars ($537,500,000) (the “Base Price”) plus the Final Working Capital Amount and (b) the assumption by Purchaser of the Assumed Liabilities.
SECTION 3.2    Deposit.
(a)    Concurrently with the execution of this Agreement Purchaser shall pay to the Escrow Agent an amount equal to Ten Million Dollars ($10,000,000) (this amount, together with any earnings accrued thereon, the “Deposit”) in accordance with the terms of the Escrow Agreement. The Deposit shall be held by the Escrow Agent pursuant to the Escrow Agreement and shall be disbursed as provided therein.
(b)    The Parties’ rights and obligations with respect to the Deposit shall be governed by this Agreement. The Parties shall instruct the Escrow Agent to disburse the Deposit in accordance with one of the following provisions, whichever shall apply:
(i)    If the Closing occurs, then the amount of the Deposit shall be credited towards the Purchase Price and the Parties shall instruct the Escrow Agent to disburse the Deposit to Sellers;

(ii)    Except as set forth in Section 3.2(b)(iii) and 3.2(b)(iv), upon termination of this Agreement in accordance with Section 9.5, then within five (5) Business Days after such termination, the Parties shall instruct the Escrow Agent to return the Deposit to Purchaser;
(iii)    If the Agreement is terminated by Sellers pursuant to Section 9.5(c) then within five (5) Business Days after such termination, the Parties shall instruct the Escrow Agent to disburse the Deposit to Sellers; or
(iv)    If the condition set forth in Section 9.2(d) is not satisfied due to Purchaser’s election not to accept commitments, obligations, restrictions and conditions to the extent Purchaser is not obligated to do so under Section 8.7(d), Sellers may immediately terminate this Agreement by written notice to Purchaser and shall have the right to retain 50% of the Deposit and accordingly, within five (5) Business Days after such termination, the Parties shall instruct the Escrow Agent to disburse 50% of the Deposit to Sellers and Purchaser, respectively.
SECTION 3.3    Working Capital Determination.
(a)    Interim Working Capital Statement. No later than five (5) Business Days prior to Closing, Sellers shall deliver a statement (the “Interim Working Capital Statement”) to Purchaser setting forth the Interim Working Capital Amount.
(b)    Final Working Capital Statement.
(i)    On the Closing Date, Sellers and Purchaser shall conduct a physical count of Working Capital and as soon as practicable thereafter but in any event no later than ninety (90) days after the Closing Date, Sellers shall determine the aggregate value of the Working Capital as of the Closing based upon such physical count and in accordance with Schedule 3.3(b)(i), and deliver to Purchaser a statement containing such calculation (the “Draft Working Capital Statement”).
(ii)    The Draft Working Capital Statement shall be conclusive of the amount of the Final Working Capital Amount and shall be final and binding upon the Parties unless before the tenth (10th) Business Day after the date on which the Draft Working Capital Statement was delivered to Purchaser, Purchaser gives to Sellers a notice of objection (an “Objection Notice”) to any matter stated in the Draft Working Capital Statement. Any Objection Notice shall specify, in reasonable detail, those items or amounts as to which Purchaser disputes, and Purchaser shall be deemed to have agreed with all other items and amounts contained in the Draft Working Capital Statement and the calculations of the Final Working Capital Amount set forth therein
(iii)    If Purchaser fails to deliver an Objection Notice within such ten (10) Business Day period, Purchaser shall be deemed to have waived its rights to contest the Draft Working Capital Statement and the calculation of the Final

Working Capital Amount set forth therein shall be deemed to be final and binding upon Sellers and Purchaser and such amount shall be used for the purposes of calculating the adjustment pursuant to Section 3.4 below.
SECTION 3.4    Purchase Price Adjustment.
(a)    Subject to Section 3.4(b), on the twentieth (20th) Business Day following the delivery of the Final Working Capital Statement (the “Adjustment Date”), an amount equal to the difference between the Final Working Capital Amount and the Interim Working Capital Amount (the “Adjustment Amount”) shall be paid as follows:
(i)    if the Adjustment Amount is positive, then Purchaser will pay to Sellers the Adjustment Amount plus interest at Three Month Dollar LIBOR plus one and half percent (1.5%) from the Closing Date through the date of payment; or
(ii)    if the Adjustment Amount is negative, then Sellers will remit to Purchaser the Adjustment Amount plus interest at Three Month Dollar LIBOR plus one and half percent (1.5%) from the Closing Date through the date of payment.
(b)    In the event that Purchaser delivers an Objection Notice then Purchaser or Sellers, as the case may be, shall pay the portion of the Adjustment Amount in respect of which there is no objection noted in the Objection Notice plus interest at Three Month Dollar LIBOR plus one and half percent (1.5%), on the date that is ten (10) Business Days following the delivery of the Objection Notice.
SECTION 3.5    Dispute Resolution.
(a)    Sellers shall have ten (10) Business Days to review any Objection Notice. If within ten (10) Business Days following the Sellers’ review of any Objection Notice, Sellers and Purchaser, after good faith negotiation, fail to reach agreement on the calculation of the disputed items set forth in the Objection Notice, each of Sellers and Purchaser shall agree upon a national or international audit firm (the “Neutral Auditor”) to determine the correct amount of the disputed items in the Final Working Capital Statement, and the Neutral Auditor shall act as an arbitrator. If the requested auditor firm refuses to act as Neutral Auditor and the Parties cannot mutually agree upon another Neutral Auditor within seven (7) Business Days of the end of the Review Period, an alternative Neutral Auditor shall be appointed, upon request of either Party, by the Center for Dispute Resolution of the American Arbitration Association, which alternative shall be considered the “Neutral Arbitrator” for all intents and purposes under this Agreement.
(b)    The Neutral Auditor shall only consider and make a determination on the specific line items in dispute in accordance with the principles set out in this Section 3.5. The Neutral Auditor shall provide Sellers and Purchaser adequate opportunity to make written submissions in respect of the relevant subject matter. The final decision of the Neutral Auditor must not be greater or less than, as applicable, the positions taken by either Sellers or Purchaser in such written submissions. Notwithstanding anything to the contrary in this Article III, the Neutral Auditor shall:
(i)    adjust the Final Working Capital Amount as set forth in the Final Working Capital Statement, only if and to the extent it believes that the Final Working Capital Amount set forth therein is understated or overstated as a whole, taking into account any other items or amounts included in the calculation of such Final Working Capital Amount; and
(ii)    adjust any other item only to the extent that the item included in the Final Working Capital Statement is not correctly reflected in the Interim Working Capital Amount, as the case may be.
(c)    Sellers and Purchaser shall instruct the Neutral Auditor to deliver its written opinion to them no later than twenty (20) Business Days after the dispute has been referred to it (or within any other period of time mutually agreed). The Neutral Auditor shall give reasons for its decision regarding all specific line items which are in dispute between Sellers and Purchaser provided, however, that no such decision shall be subject to appeal. The costs and expenses incurred by the Neutral Auditor shall be equally borne by the Parties. Any decision rendered by the Neutral Auditor shall be final and binding on the Parties.
SECTION 3.6    Allocation of Purchase Price. The Parties shall allocate the Purchase Price (which shall include any Assumed Liabilities and other items required to be treated as part of the Purchase Price for U.S. federal income tax purposes) among the Assets based on the allocation methodology set forth on Schedule 3.6 (the “Allocation Schedule”). Any adjustment to the Purchase Price shall be allocated among the assets in a manner consistent with the Allocation Schedule. Except as otherwise required by Applicable Law, each of the Parties shall, and shall cause each of its Affiliates to (a) report, act and file all Tax Returns in all respects and for all purposes consistent with the Allocation Schedule and (b) not to take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Schedule.
SECTION 3.7    Prepaid Income Tax Elections. Purchaser and Sellers shall execute and deliver such Tax elections and forms as they may mutually agree upon.
ARTICLE IV
CLOSING
SECTION 4.1    Closing. The Closing shall take place at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York on the first day of the month following the satisfaction or waiver of all conditions contained in Sections 9.1 and 9.2 hereof (except for those conditions which by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), or on such other date, place and time as Sellers and Purchaser may agree in writing and the Closing shall be deemed effective as of 00:01 (Pacific Time) (the date on which the Closing occurs, the “Closing Date”).

SECTION 4.2    Sellers’ Closing Deliveries. At Closing, Sellers shall deliver, or cause to be delivered, to Purchaser the following:
(a)    the Assignment and Assumption Agreement duly executed and delivered by the Sellers;
(b)    the Bill of Sale duly executed and delivered by the Sellers and each of its Affiliates party thereto;
(c)    a certificate of a senior officer of Sellers dated as of the Closing Date substantially in the form of Exhibit K;
(d)    a certificate of the Secretary or other officer of Sellers and its Affiliates substantially in the form of Exhibit L;
(e)    the elections referred to in Section 3.7;
(f)    updates of (i) asset schedules as provided, (ii) the list contained in Attachment 1 to Schedule 11.1 and (ii) the Employees List;
(g)    the Technology Agreements duly executed and delivered by EMRE;
(h)     the Related Agreements duly executed and delivered by Sellers or their respective Affiliates;
(i)    the Easements described in Section 8.8(b), in each case, to the extent consent to assignment is received or no consent is required, if any, as of the Closing Date; and
(j)    with respect to each parcel of Owned Real Property: (i) duly executed and acknowledged Deeds; and (ii) duly executed and acknowledged real property transfer tax forms, if required by Applicable Law.
SECTION 4.3    Purchaser Closing Deliveries. At Closing, Purchaser shall deliver, or cause to be delivered, to Sellers the following:
(a)    the Base Price, less the amount of the Deposit received by Sellers to the Sellers’ Bank Account;
(b)    the Interim Working Capital Amount;
(c)    the Assignment and Assumption Agreement duly executed and delivered by Purchaser;
(d)    a certificate of a senior officer of Purchaser dated as of the Closing Date substantially in the form of Exhibit L;

(e)    a certificate of the Secretary or other officer of Purchaser substantially in the form of Exhibit M together with resolutions of the Board of Directors or other governing body of Purchaser authorizing this Agreement, the Transaction and the Related Agreements;
(f)    the Technology Agreements duly executed and delivered by Purchaser;
(g)    the Related Agreements duly executed and delivered by Purchaser;
(h)    the elections referred to in Section 3.7; and
(i)    with respect to each parcel of Owned Real Property, duly executed and acknowledged real property transfer tax forms, if required by Applicable Law.
SECTION 4.4    Reconciliation of Accounts. The Parties agree that, conditional upon the Closing, all right, title and interest of the Sellers in the Assets and all obligations with respect to the Assumed Liabilities and all benefits and liabilities therefrom shall be deemed to have passed to Purchaser as of the Closing Date.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth on the disclosure schedule delivered by Sellers to Purchaser concurrently with the entry into of this Agreement and attached to this Agreement (the “Disclosure Schedule”), Sellers hereby represent and warrant to Purchaser as follows:
SECTION 5.1    Incorporation and Corporate Power of Sellers. Each Seller is a corporation duly organized and validly existing and in good standing under the laws of the state of such Seller’s incorporation. Each Seller has the requisite corporate power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement and under all agreements and instruments to be executed by it hereunder and to consummate the Transaction.
SECTION 5.2    Authorization and Enforceability. The execution and delivery of this Agreement and all agreements and instruments to be executed and delivered hereunder have been duly authorized by all necessary corporate action on the part of each Seller. This Agreement (assuming the due authorization, execution and delivery by the other Parties hereto) constitutes the legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms.
SECTION 5.3    Employment Matters.
(a)    Section 5.3(a) of the Disclosure Schedule sets forth a list of all CBAs in effect as of the Execution Date to which any of Sellers or their Affiliates is a party or is bound that relates to Employees.

(b)    To Sellers’ Knowledge, as of the Effective Date, no Site is experiencing (i) any strike or lockout of its employees or (ii) any Legal Proceeding or material dispute with any union, workers’ council or other body of employee representatives pending before any court, governmental authority or arbitrator which relates to labor relations or employment matters of a general or fundamental nature (including mass lay‑offs or unfair labor practices) and which affects a significant number of employees.
(c)    Except as set forth in Section 5.3(c) of the Disclosure Schedule, there are no written individual contracts of employment between any of Sellers or their Affiliates and any of the Transferred Employees.
(d)    Sellers have provided Purchaser with sufficient summary information on its compensation arrangements and employee benefit plans to assist Purchaser in developing offers of employment to Included Employees which meet the requirements for a competitive level of total remuneration in accordance with Article XI.
SECTION 5.4    Tax.
(a)    Property taxes for each of the Sites have been timely paid when required to be paid (or requests for extensions have been timely filed, granted and have not expired).
(b)    Except as set forth on the Disclosure Schedule, no examination, audit, claim, assessment, deficiency or other Legal Proceedings are pending or outstanding with regard to any Taxes related to the Sites or the Assets.
SECTION 5.5    Consents and Approvals. Except in connection or compliance with the Regulatory Approvals, to Sellers’ Knowledge, the execution and performance of this Agreement by Sellers requires no material approval or consent by any Governmental Authority and does not materially violate any Applicable Law or decision by any court or Governmental Authority binding on Sellers.
SECTION 5.6    Ownership and Use of Assets. Sellers (a) have good and valid (and, in the case of Owned Real Property, marketable) title to all of the Assets or valid leasehold interests in the Leased Real Property or a valid leasehold interest or other legal right to use other Assets which are leased to or used by a Seller pursuant to an Assumed Contract, as applicable, in each case, free and clear of all encumbrances, except for Permitted Encumbrances and (b) to Sellers’ Knowledge, have Easements entitling Sellers or their Affiliates to maintain and operate the Pipelines in all material respects as the Pipelines are operated as of the Effective Date.
SECTION 5.7    Withholdings and Remittances. Sellers have withheld from each payment made to any of its present or former Employees and, in respect of other payments, to all Persons who are or are deemed to be residents of the United States for purposes of income tax laws all amounts required by Applicable Law to be withheld, and Sellers have remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. Sellers have remitted all Pension Plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of the Employees to the proper Governmental Authority within the time required under Applicable Law.
SECTION 5.8    Financial Advisors. Except as set forth in Section 5.8 of the Disclosure Schedule, neither Seller has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transaction. Any fees, commissions and other obligations payable by the Sellers in connection with the Transaction shall be paid at or prior to the Closing by the Sellers.
SECTION 5.9    Operation of Refinery. Except with respect to the Specified Matter, to Sellers’ Knowledge, during the twelve (12) months preceding each of the Effective Date and the Closing Date, the Refinery has been managed in the ordinary and usual course, provided always that Sellers shall not be in breach of the foregoing provision in respect of any steps Sellers or any of their respective Affiliates may take during the Interim Period in accordance with the terms of this Agreement (i) to effect the transfer, prior to the Closing Date, of the Excluded Assets, (ii) to effect the Transaction and (iii) to effect the Specified Matter Remediation and any scheduled turnarounds of the Refinery.
SECTION 5.10    Permits. To Sellers’ Knowledge, Section 5.10 of the Disclosure Schedule sets forth a true and correct list of the permits (other than Environmental Permits) that are material to Sellers’ ownership, operation or use of the Assets (each, a “Permit”). The Sellers possesses all Permits necessary for operation of the Assets at the locations and in the manner presently operated.
SECTION 5.11    Pipelines. With respect to the Pipelines, to Sellers’ Knowledge, there are no administrative, regulatory or other Legal Proceedings pending or threatened against either Seller, the results of which are reasonably expected to change, alter or modify in any material respect the rates, charges or fees for transportation services related to the Pipelines or any other terms or conditions of service under any tariffs issued by either Seller currently in effect.
SECTION 5.12    Financial Information.
(a)    Sellers have provided to Purchaser certain financial information in respect of the Assets for the years ended December 31, 2014, 2013 and 2012, in each case as set forth on Section 5.12(a) of the Disclosure Schedule (the “Financial Information”).
(b)    The Financial Information was prepared from and is consistent with the books and records of Sellers and their Affiliates related to the Assets applied on a consistent basis. The accounting principles applied in preparing the Financial Information are consistent, in all material respects, with GAAP except as disclosed in the audited consolidated financial statements of Exxon Mobil Corporation for the years ended December 31, 2014, 2013 and 2012.

SECTION 5.13    Legal Proceedings.
(a)    Except as set forth in Section 5.13(a) of the Disclosure Schedule, there are no Legal Proceedings pending or, to Sellers’ Knowledge, threatened (i) seeking to restrain or prohibit the execution of this Agreement, the Ancillary Agreements, the Related Agreements or the consummation of the Transaction or (ii) relating in any material respects to the ownership or use of the Assets.
(b)    Section 5.13(b) of the Disclosure Schedule sets forth a list of all the administrative consent orders or other orders with a Government Authority for the Assets (the “Corrective Action Orders”) which Sellers have provided in the Due Diligence Materials to Purchaser.
(c)    Except for the Corrective Action Orders and as set forth on Section 5.13(b) of the Disclosure Schedule, there are no Orders outstanding against Sellers or their Affiliates in relation to the ownership or use of the Assets that would materially or adversely affect the ownership or use of the Assets.
SECTION 5.14    Compliance with Applicable Law and Permits. Except as set forth on Schedule 2.4(f)(i), in Sections 5.14 and 5.13(b) of the Disclosure Schedule, or as would not reasonably be expected to have a material adverse effect on upon the condition (financial or otherwise) or results of operations of the Assets taken as a whole, to Sellers’ Knowledge, (a) Sellers have not received any written notification from any applicable Governmental Authority that they are not in compliance with any Applicable Law, including Environmental Laws, or Permits applicable to the ownership or operation of the Assets and (b) no event has occurred and no circumstance or condition exists that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a failure by the Sellers to comply with the terms of any Applicable Law (including Environmental Law) or Permits applicable to the ownership or operation of the Assets.
SECTION 5.15    Assumed Contracts. To the Sellers’ Knowledge, Sellers have not received any written notice of any material default or event that with notice or lapse of time or both would constitute a material default by Sellers under any Assumed Contract.
SECTION 5.16    No Other Representations. Except for the representations and warranties expressly made by Sellers in this Article V, no Seller or any other Person on behalf of a Seller makes any express or implied representation, warranty, assurance or other commitment with respect to Sellers or the Assets and Sellers hereby disclaim, to the maximum extent permitted by Law, any representation, warranty, assurance or other commitment not contained in this Article V. Each representation and warranty of Sellers contained in this Article V is to be construed as a separate and independent representation and warranty and is not to be limited or restricted by reference to, or inference from, the provisions of any other representation or warranty or anything else, whether in this Agreement or otherwise.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:
SECTION 6.1    Incorporation and Corporate Power. Purchaser is a limited liability company, organized and subsisting under the laws of the jurisdiction of its formation. Purchaser has all requisite corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein, to perform its obligations under this Agreement and under all such other agreements and instruments and to consummate the Transaction.
SECTION 6.2    Authorization and Enforceability. The execution and delivery of this Agreement and all other agreements and instruments to be executed and delivered hereunder have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement (assuming the due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.
SECTION 6.3    Purchase Price. Purchaser has and will have sufficient cash on hand to pay the Purchase Price and all related fees and expenses under this Agreement.
SECTION 6.4    No Knowledge of Breach. To Purchaser’s Knowledge, Purchaser is not aware at the time of executing this Agreement of any facts, circumstances or events that would (a) cause any of the representations and warranties of Sellers set forth herein (after taking into account any disclosures) to be untrue in any material respect or (b) permit any actual or potential right for a Purchaser’s Indemnified Party to be able to make an indemnification claim pursuant to this Agreement against Sellers or Sellers’ Affiliates.
SECTION 6.5    Guarantee. Purchaser has delivered to Sellers on the date hereof a guarantee of PBF Energy, Inc., a Delaware corporation (the “Guarantor”), in favor of Sellers dated the date hereof (the “Guarantee”). The Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms and has not been amended, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.
SECTION 6.6    Financing. Purchaser has, and will have at the Closing, (a) sufficient immediately available funds and the financial ability to pay the Purchase Price and to pay any expenses incurred by Purchaser in connection therewith and (b) the resources and capabilities (financial and otherwise) to perform its obligations in respect of Transaction and in each case to pay any expenses incurred by Purchaser in connection therewith. Purchaser has not incurred, and is not contemplating or aware of, any obligation, commitment, restriction or other Liability of any kind, in each case that would impair or adversely affect such resources, funds or capabilities to perform its obligations in respect of the Transactions and pay any expenses incurred in connection therewith.
SECTION 6.7    Financial Advisors. Purchaser does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transaction.

Any fees, commissions and other obligations payable by Purchaser in connection with the Transaction shall be paid at or prior to the Closing by Purchaser.
SECTION 6.8    No Waiver. No investigations, inspections, surveys or tests made by or on behalf of Purchaser at any time shall affect, mitigate, waive, diminish the scope of or otherwise affect any representation or warranty made by Sellers in or pursuant to this Agreement.
ARTICLE VII
CONDUCT OF OPERATIONS
SECTION 7.1    Conduct of Operations Pending Closing.
(a)    During the Interim Period, Sellers shall conduct operations in all material respects in the ordinary course (such ordinary course to be determined giving effect to the Specified Matter Remediations); provided that Sellers shall not be in breach of the foregoing provision in respect of any commercially reasonable steps Sellers may take during the Interim Period (i) to reduce any inter-Affiliate payables and inter-Affiliate receivables, (ii) to effect the transfer, prior to the Closing Date, of the Excluded Assets, (iii) to complete any scheduled turnarounds of the Refinery and (iv) to effect the Specified Matter Remediation, including reduction and curtailment of operations and capital spend as a result of the Specified Matter.
(b)    Except with respect to the Specified Matter Remediation (including reduction and curtailment of operations and capital spend as a result of the Specified Matter) or with respect to the transfer of the Excluded Assets, during the Interim Period, the Sellers shall maintain the Assets in the ordinary course and use their commercially reasonable efforts consistent with past practice to keep available the services of employees, and maintain existing relationships with any Governmental Authority licensors, suppliers, distributors, clients, and others having business relationships with them related to the Assets, including by using their commercially reasonable efforts to (i) (A) renew, extend or otherwise modify any Specified Assumed Contracts scheduled to expire during the Interim Period in consultation with Purchaser on terms and conditions that are commercially practicable, and (B) to include in such Specified Assumed Contracts an assignment clause that will allow the assignment of such Specified Assumed Contracts to Purchaser and (ii) continue pipeline anomaly repair work with respect to the Pipelines as set forth on Schedule 7.1(b) on terms and in a manner as presented therein.
(c)    During the Interim Period, to the extent permitted by Applicable Law, except (1) as required by Applicable Law, (2) as otherwise contemplated by this Agreement, or (3) with the prior written consent of the Purchaser (which shall not be unreasonably withheld, delayed or conditioned, and in any event which shall be deemed to have been given if the Purchaser has not responded to the Sellers’ written request for consent and approval within seven (7) Business Days after receipt by the Purchaser), solely with respect to the Assets, the Sellers shall not:
(i)    other than with respect to any crude or refined product inventory, dispose of, enter into an agreement to dispose of, grant an option over, or grant any interest in, or encumbrance over, any Asset, except (x) with respect to any Specified Matter Remediation, or (y) in the ordinary course and in amounts which, individually and in the aggregate could not reasonably be expected to be material to the financial condition or operation of the Assets taken as a whole;
(ii)    other than with respect to any Specified Matter Remediation, enter into any commitment for capital expenditure or authorize any capital expenditure with respect to the Assets or make any commitment for the purchase, construction or improvement of any Assets except, in each case, in the ordinary course of business;
(iii)    adopt any new employee benefits plan or employee profit-sharing plan, or any change to the rules of the Benefits currently in effect or to the labor policies currently enforced at the Assets except as reasonably necessary in union negotiations, or in the ordinary course.
(d)    During the Interim Period, Sellers shall at their sole cost and expense implement the Specified Matter Remediation to Sellers’ usual and customary standards.
(e)    During the Interim Period, to the extent permitted by Applicable Law, Sellers shall provide to Purchaser periodic updates regarding the status, execution and scope of the Specified Matter Remediation and such other information with respect to the Specified Matter Remediation as Sellers shall from time to time reasonably determine including providing Purchaser with all material documentation with respect to such Specified Matter Remediation. Sellers will permit Purchaser and its agents, representatives and contractors to inspect, from time to time upon Purchaser’s reasonable request, all work relating to the Specified Matter Remediation, including such material reports, audits, records, sampling data, site assessments and other similar documents relating to such work (other than correspondence with Governmental Authorities) that the Sellers reasonably determine.
SECTION 7.2    Notice; Effect of Notice. During the Interim Period, Sellers shall promptly notify the Purchaser, in writing, of any events, other than general events such as economic, environmental, political, legal or regulatory nature (unless in the form of an alleged violation or condition of non-compliance with Law), that may have a significant adverse impact specifically on the Assets, including, any claims known by Sellers that are reasonably expected by Sellers to amount to or have an economic value greater than Five Million Dollars ($5,000,000) (measured as the direct financial cost of such impact on the Assets and not as the indirect loss of financial profit or margin on the performance of the Assets).
SECTION 7.3    Control of Assets. Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges on behalf of itself and its Affiliates and its and their directors, officers, employees, Affiliates, agents, representatives, successors and assigns that (a) nothing in this Article VII shall be construed to restrict or limit Sellers’ or their Affiliates ability to conduct their own business as determined by Sellers and such Affiliates in their sole discretion, and (b) the operation of the Assets remains in the dominion and control of Sellers until the Closing.
ARTICLE VIII
COVENANTS

SECTION 8.1    Cooperation. During the Interim Period, the Parties:
(a)    shall cooperate so that Purchaser can arrange for appropriate insurance for the Assets to become effective upon Closing;
(b)    shall use their commercially reasonable efforts to comply with all pre-Closing terms and obligations applicable to such Party; and
(c)    shall cooperate with each other to achieve material completion of the material steps necessary to enable transfer of the System Information as agreed upon in the System Transition Plan, as provided in Schedule 8.1(c).
SECTION 8.2    Access and Reporting.
(a)    During the Interim Period, Purchaser may from time to time request reasonable access to additional information with respect to the Assets as mutually determined by the Parties for the purpose of transition of the Assets to Purchaser; provided that (i) such requests by Purchaser shall not unduly interfere with the business and operations of the Assets, (ii) the information requested is in the form normally maintained by Sellers with respect to the Assets, (iii) such requests are coordinated through the applicable representatives of Sellers to be designated in connection with the Interim Period transition to be implemented between the Parties, (iv) approval of such requests shall be at the discretion of the management of the Sites, (v) any approval granted may be revoked by Sellers at any time, (vi) any representative of Purchaser given access to any of the Sites shall fully comply with all policies and procedures of Sellers, and (vii) Sellers shall have no liability whatsoever in connection with any access by any of the representatives of Purchaser and Purchaser shall indemnify, hold harmless and defend Sellers’ Indemnified Parties against any claim, Liability or Loss of whatever nature (including legal costs relating thereto) arising from any access granted to any representative of Purchaser for the Sites of Sellers or their Affiliates.
(b)    During the Interim Period, to the extent permitted by Applicable Law, Sellers shall provide to Purchaser monthly management reports, to be reviewed at transition meetings which are generally to occur at least monthly, and such other aggregate information with respect to the Assets as the Purchaser shall from time to time reasonably request for the purpose of transition of the Assets to the Purchaser; provided that (i) such requests by the Purchaser shall not unduly interfere with the business and operations of the Assets, (ii) the information requested is in the form normally maintained by the Sellers and (iii) such requests are coordinated through the applicable representatives of the Sellers to be designated in connection with the Interim Period transition to be implemented between the Parties.
(c)    Prior to the Closing, Sellers shall deliver financial information, in form and substance substantially in the same form as those set forth in Section 5.12(a) of the Disclosure Schedule, for the six (6)–month period ended June 30, 2015. As soon as practicable after the date hereof, Sellers shall, and shall cause their respective Affiliates to, provide PricewaterhouseCoopers LLP with financial information in respect of the Sites to allow such accounting firm to prepare the financial statements set forth on Schedule 8.2(c) along with a written report prepared by PricewaterhouseCoopers LLP and delivered to Purchaser regarding such financial statements, in accordance with a scope of services set forth on Schedule 8.2(c). Purchaser shall bear all costs and expenses related to the preparation of such financial statements and such report.
(d)    During the Interim Period, and if necessary after Closing, subject to Purchaser’s execution of any necessary confidentiality undertakings, Sellers shall keep Purchaser apprised of all current meetings and negotiations with the Port of Los Angeles regarding the lease for SWT. If reasonably requested by Sellers and to the extent commercially practicable, Purchaser shall attend meetings or otherwise participate with Sellers in such negotiation and related activities.
(e)    Following the Closing, to the extent assignable, Seller shall assign to Purchaser any warranties remaining outstanding from Third Parties previously obtained by Sellers related to services provided pursuant to the Refinery FCC turnaround or the Specified Matter Remediation or, to the extent not assignable, cooperate to allow Purchaser to pursue such warranty claims.
SECTION 8.3    Confidentiality.
(a)    Each Party shall treat confidentially and not disclose, and shall cause each of its Representatives to treat confidentially and not disclose, other than as expressly contemplated by this Agreement, any Confidential Information of the other Party.
(b)    Either Party may disclose Confidential Information only to those of its Affiliates and its Representatives who need to know such Confidential Information for the purpose of implementing the Transaction and managing the rights and obligations under the Agreement. Neither Party shall use, nor permit its Affiliates and its Representatives to use, Confidential Information for any other purpose nor in any way that is or could reasonably be expected to be, directly or indirectly, detrimental to the other Party.
(c)    In the event that this Agreement is terminated in accordance with its terms, each Party shall (and shall cause each of its Representatives to) (i) return promptly to the other Party all physical copies of the Confidential Information, excluding Notes, then in such Party’s possession or in the possession of its Representatives, or (ii) destroy all (A) electronic copies of the Confidential Information, and (B) Notes (including electronic copies thereof) prepared by such Party or any of its Representatives, including electronic back-ups of the foregoing in a manner that ensures the same may not be retrieved or undeleted by such Party or any of its Representatives, and (iii) deliver to the other Party a certificate executed by one of its duly authorized senior officers indicating that the requirements of this Section 8.3(c) have been satisfied in full.
(d)    Following Closing, Purchaser shall not, and shall cause its Representatives not to, use or disclose information about identifiable individuals, as defined in Applicable Laws relating to privacy, other than for the purpose of operating the Assets or for purposes other than those for which such information was collected by Sellers, except with the consent of the individuals to whom such information relates or as otherwise permitted by Applicable Law. If Sellers or Purchaser terminate this Agreement in accordance with its terms, Purchaser shall promptly deliver to Sellers all information about identifiable individuals, as defined in Applicable Laws relating to privacy, in its possession or in the possession of any of its Representatives, including all copies, reproductions, summaries or extracts thereof
(e)    Notwithstanding the foregoing, the Parties’ obligations of confidentiality and restricted use in respect of the Technical Information are as set forth in the Technology Agreements.
SECTION 8.4    Books and Records.
(a)    Purchaser hereby acknowledges that Sellers and their accountants and auditors will, until the end of the next whole calendar year following the Closing Date, require access to the Books and Records for the period up to the Closing Date in order to enable them to prepare their management, Tax and statutory accounts for the period until and including the Closing Date. Purchaser shall provide Sellers with full access to Books and Records upon reasonable request, including any assistance and explanations to Sellers, its accountants and auditors as may be reasonably required for this purpose.
(b)    Purchaser will keep and properly archive all Books and Records, documents and other data as required by all relevant legislation, including, without limitation Tax, labor and Environmental Law, and provide Sellers reasonable access to such documents and data upon Sellers’ request and to the extent necessary for Sellers’ legitimate purposes.
SECTION 8.5    Public Announcements. Neither Party shall issue any press release or public announcement concerning this Agreement or the Transaction or make any other public disclosure containing or pertaining to the terms of this Agreement without obtaining Sellers’ or Purchaser’s, as applicable, prior written approval, which approval will not be unreasonably withheld or delayed, unless, in the judgment of Sellers or Purchaser, as applicable, disclosure is otherwise required by Applicable Law or by the applicable rules of any stock exchange on which Sellers, Purchaser or their Affiliates list securities, provided that, to the extent any disclosure is required by Applicable Law or stock exchange rule, the Party intending to make such disclosure shall use its commercially reasonable efforts consistent with Applicable Law or stock exchange rule to consult with Sellers or Purchaser, as applicable, with respect to the text thereof.
SECTION 8.6    Excluded Trademarks.
(a)    Purchaser acknowledges and agrees that as between Purchaser, on the one hand, and Sellers and their Affiliates, on the other hand, all right, title and interest in and to the Excluded Trademarks are, and following the Closing will continue to be, owned exclusively by Sellers and their Affiliates. Purchaser and its Affiliates shall not have any rights in or to any Excluded Trademarks, and Purchaser and its Affiliates shall not use any Excluded Trademarks.

(b)    Within ninety (90) days following the Closing Date, Purchaser will ensure that the Excluded Trademarks or any other word that is similar or reasonably likely to be confused with an Excluded Trademark are removed from the Sites.
(c)    Purchaser will remove or cause to be removed product names, IP‑addresses, internet presences and other features which presently include any Excluded Trademark without undue delay on or after the Closing Date, in order to ensure that any Excluded Trademark or any other word that is similar or reasonably likely to be confused with an Excluded Trademark will no longer be included in these features. Such change of name shall immediately thereafter be filed with the relevant company or trade register.
(d)    Purchaser will remove all Excluded Trademarks from all stationery, marketing documentation, domain names, e-mail addresses and all other external written communications, buildings, plant, machinery, vehicles, products and packaging.
(e)    From the day following the Closing Date, Purchaser will make clear on all stationery, marketing materials, websites and all other external communications (including email and other forms of electronic communications) that ownership of the Assets has been changed to a new owner.
SECTION 8.7    Regulatory Filings.
(a)    Within thirty (30) days after execution of this Agreement or as otherwise mutually agreed by the Parties, Sellers and Purchaser shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the Transaction, as well as any notifications or filings required to be submitted with the states in which any Real Property is located. Sellers and Purchaser shall consult with each other as to the appropriate time for filing such notifications, shall agree upon the timing of such filings, and shall respond promptly to any requests for additional information made by either of such agencies. Purchaser shall pay the filing fees under the HSR Act and under any comparable state laws and regulations. Purchaser and Sellers shall each bear their respective costs (including legal fees) for the preparation of any filing.
(b)    Purchaser shall give Sellers reasonable advance notice of any notification, submission or other communication which it proposes to make or submit to any antitrust or competition authority and provide Sellers with copies of a draft notification, submission or correspondence and any supporting documentation or information reasonably requested by Sellers, provided that Purchaser shall not be required to provide Sellers with any Confidential Information. Purchaser hereby agrees to consider any comments of Sellers to any such notification, submission or communication and to revise such notification, submission or communication in accordance with any such comments. Purchaser further agrees to keep Sellers fully informed as to the progress of any notification made in order to obtain the Regulatory Approvals. Sellers and their advisors shall be entitled to communicate with, and make any filings and written submissions to, any antitrust or competition authority deemed necessary or expedient by Sellers and to attend all meetings with any antitrust or competition authority or other Persons or bodies (unless prohibited by the authority or other Person or body) and make oral submissions at such meetings provided that Sellers provide to Purchaser the same opportunity for review and comment as described above.
(c)    The Parties shall reasonably cooperate and each shall exercise commercially reasonable efforts for obtaining the Regulatory Approvals and, in particular, shall undertake the steps set forth in Section 8.7(d) below to avoid or eliminate an impediment under any antitrust or competition law that may be asserted by any antitrust or competition authority so as to enable the Parties to close the Transaction. Except as provided for in this Agreement, no Party has any right to rescind or reject consummation and closing of the Transaction or demand adjustments of the terms of this Agreement due to changes to the regulatory framework applicable to the Assets, or changes of law including, without limitation Tax Law or its application.
(d)    Purchaser (i) shall propose to Sellers, the applicable Governmental Authority and any other authorities any and all commitments, obligations, restrictions or conditions by Purchaser that would be necessary to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any Governmental Authority, (ii) undertakes to accept any and all commitments, obligations, restrictions or conditions that any Governmental Authority may decide to impose, request or propose in order to grant the necessary antitrust or competition clearance expeditiously, and (iii) undertakes to proceed in a highly responsive, resolute and proactive manner to any Governmental Authority’s total or partial refusal to provide antitrust or competition clearance, particularly by submitting any commitments, obligations, restrictions or conditions which are likely to result in the Governmental Authority’s antitrust or competition clearance; provided that Purchaser shall, and shall cause its Affiliates to, at its sole cost, resolve objections and comply with all restrictions and conditions, if any, imposed or requested by any Governmental Authority in connection with granting any necessary antitrust or competition clearance or terminating any applicable waiting period, including (A) agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any subsidiary, operations, divisions, businesses, product lines, customers or assets of Purchaser or its Affiliates contemporaneously with or after the Closing and regardless as to whether a third party purchaser has been identified or approved prior to Closing (a “Divestiture”), (B) taking or committing to take such other actions that may limit the freedom of action of any of Purchaser or its Affiliates with respect to, or its ability to retain, one or more of its operations, divisions, businesses, product lines, customers or assets, including terminating any contract, agreement or other business relationship, (C) entering into any Order, consent decree or other agreement to effectuate any of the foregoing, and (D) negotiating in good faith with all Governmental Authorities and all third parties in connection with a Divestiture or any other matter referred to in this Section 8.7(d) in order to enter into definitive agreements with all such Persons as promptly as practicable. Notwithstanding the foregoing, in the event that any Governmental Authority shall impose any commitments, obligations, restrictions or conditions upon Purchaser or its Affiliates to obtain such antitrust or competition clearance or terminate the applicable waiting period and the aggregate financial impact upon Purchaser, its Affiliates of such commitments, obligations, restrictions or conditions is greater than an amount equal to five percent (5%) of the Base Price, Purchaser shall not be obligated to accept such commitments, obligations, restrictions and conditions. All risks, costs and expenses, including Purchaser’s attorney’s fees, in connection with such proceedings, if any, for approval of the transactions contemplated in this Agreement by the Governmental Authority shall be Purchaser’s responsibility, provided, however, that if Sellers choose to participate in such proceedings, they shall bear their own costs and expenses.
SECTION 8.8    Title.
(a)    Easements. At Closing, subject to the provisions that follow in this Section 8.8(a) and in Section 8.8(b), Sellers shall assign to Purchaser, and Purchaser shall accept assignment from Sellers, all of Sellers’ interest in the Easements to the extent that such interest is transferable, pursuant to one or more assignment instruments in the form mutually agreed by Sellers and Purchaser. For those Easements (other than any Franchise Agreements) set forth on Schedule 8.8(a) (as such schedule is updates as of the Closing Date), Sellers shall exercise commercially reasonable efforts to obtain prior to Closing such consents and/or approvals as are required to assign such Easements to Purchaser, provided that, with respect to Sellers’ foregoing obligations, (i) Sellers shall not be required to incur any expense beyond Sellers’ usual overhead administrative expense, (ii) Sellers shall not be required to make any compensation to the grantor for the assignment or transfer of such Easements, (iii) Purchaser shall cooperate in obtaining any such consents or approvals, and (iv) each Party shall execute any reasonable documentation requested by the parties whose consent or approval may be required. For Easements that cannot be assigned or transferred by Seller (including all Franchise Agreements in respect of the Assets), Purchaser shall exercise commercially reasonable efforts to obtain its own such Easements prior to Closing (the “New Easements”).
(b)    If Sellers, despite the exercise of commercially reasonable efforts, cannot, on or prior to Closing, obtain all consents and/or approvals required to assign to Purchaser any of the Easements identified in Schedule 8.8(a), and to the extent that Purchaser has not obtained the New Easements, Purchaser shall at Closing, pending issuance of all consents and/or approvals contemplated by this Section 8.8, take conditional assignment from Sellers of such Easements identified in Schedule 8.8(a) with respect to which Sellers have not obtained the consents and/or approvals contemplated by this Section 8.8 to the extent such conditional assignment is (i) permitted by Applicable Law, (ii) will not result in termination or cancelation of such Easement and (iii) will not result in a Liability to either Party (such Easements, the “Conditionally Assigned Easements”). Sellers and Purchaser shall cooperate in good faith to modify the Easement assignment instruments (in the agreed form) to reflect the requirements of the immediately preceding sentence. In the case of any (i) Conditionally Assigned Easements or (ii) New Easements that have not been obtained by Purchaser prior to Closing, to the extent permitted by Applicable Law, Purchaser shall to the extent commercially practical and legally and contractually permissible agree following Closing on alternative operating arrangements as set forth on Schedule 8.8(b).

(c)    Title Insurance. Purchaser will furnish and pay the premium for a standard title insurance policy, subject to Permitted Encumbrances, issued by the Title Company in an amount equal to the portion of the Purchase Price that is allocated to the Owned Real Property, naming Purchaser as the proposed insured. Any abstracting, title certification, and charges for title examination will be at Purchaser’s expense. Purchaser shall cause the Title Company to deliver to Purchaser, with a copy to Sellers, a title commitment (or, as applicable, an update of the title commitment) (the “Title Commitment”) setting forth the status of title to each Owned Real Property on or before the thirtieth (30th) day following the Effective Date.
(d)    Survey. Purchaser shall cause to be prepared at its expense a current ALTA land title survey of each of the Refinery and the Terminals (“Survey”), by a duly licensed land surveyor and professional engineer satisfactory to the Title Company. Purchaser shall use commercially reasonable efforts to have the Survey completed 60 days prior to the Closing. Upon completion of the Survey, Purchaser shall promptly deliver three (3) prints thereof to Sellers and at least one (1) print to the Title Company. The Survey will (i) show the location of all streets, roads, railroads, creeks or other water courses, fences, easements, rights-of-way and other encumbrances or encroachments on or adjacent to each of the Refinery and the Terminals, including all of the title matters shown on the Title Commitment and (ii) set forth a certified legal description of each of the Refinery and the Terminals.
(e)    Title Exceptions.
(i)    Within ten (10) Business Days after the date upon which Purchaser has received any draft Title Commitment or Survey (the “Initial Objection Date”), Purchaser’s counsel shall notify Sellers’ counsel in writing of any title matters (subject to the last sentence of this Section 8.8(e)(i)) shown on such draft Title Commitment or Survey that (A) materially impair the use or value of any Owned Real Property (other than any pipeline pump stations), as applicable, and (B) are not Permitted Encumbrances (collectively referred to as “Material Title Exceptions”). With respect to any matter affecting title first appearing in any draft update to any Title Commitment in respect of such Owned Real Property, which draft update is first received by Purchaser’s counsel ten (10) Business Days prior to or on or after the Initial Objection Date, Purchaser’s counsel shall notify the Sellers’ counsel of any such matter that Purchaser believes constitutes Material Title Exceptions within ten (10) days after receipt of such update (such date and the Initial Objection Date are sometimes referred to herein as the “Objection Date”). If Purchaser fails to give an objection notice pursuant to this Section 8.8(e) with respect to any matter shown in any draft Title Commitment or Survey (or any draft update thereto) with respect to such Owned Real Property on or before the applicable Objection Date, Purchaser shall be deemed to have irrevocably waived its right to object to such matter as a Material Title Exception. Without limiting the generality of the foregoing, the Parties agree that (1) the items set forth on Schedule 8.8(e)(i), (2) any Environmental

Liability and (3) any regulatory or Permit matter necessary for the ownership or use of any Owned Real Property shall not be deemed to be Material Title Exceptions.
(ii)    No later than five (5) Business Days prior to the Closing Date, Sellers shall be deemed to have removed, satisfied or cured a Material Title Exception if, in Sellers’ sole and absolute discretion, Sellers either: (A) took such actions as are commercially reasonable to remove, satisfy or cure (of record or otherwise, as appropriate) such Material Title Exception; or (B) caused any applicable title company to remove such Material Title Exception as an exception to title in any new or updated Title Commitment or policy to be issued at or around the Closing (including by providing affirmative insurance). Notwithstanding anything contained herein to the contrary, Sellers shall not be required and are not obligated to bring any Legal Proceedings, convey or acquire any interest in real property, incur any expense or liability with respect to the removal or cure of Material Title Exceptions or take any other action of any kind or nature to render title to any of the Owned Real Properties free and clear of any title or survey exceptions, objections or encumbrances, and Purchaser shall have no right of specific performance or other relief against Sellers to cause any Material Title Exceptions to be satisfied or cured; provided however, Sellers shall be obligated to cure mortgages and monetary liens in respect of the Owned Real Properties.
(f)    Map Act. As of the Closing Date, with respect to each Owned Real Property, Sellers agree either to (i) convey a parcel in accordance with the California Subdivision Map Act, California Government Code Section 66410 et seq. (the “Map Act”), or (ii) qualify the parcel (or qualify the transfer thereof pursuant to this Agreement) for an exemption or other exception to the Map Act. Prior to the Closing Date, subject to the provisions of this Section 8.8, Sellers shall have completed any actions necessary to transfer the Owned Real Property pursuant to this Agreement in compliance with the Map Act and any local implementing procedures, including without limitation, the recordation of a certificate of compliance, final subdivision map, parcel map, lot line adjustment, qualification for an exemption or exception to the Map Act, or other action reasonably necessary. In addition, in either case, the Title Policies for each Owned Real Property for which a Map Act issue has been raised shall include affirmative endorsement coverage relating to compliance with the Map Act, and Sellers shall cooperate and coordinate with the Title Company and provide any instruments, affidavits, agreements or documents as may be reasonably required by the Title Company to ensure that each Title Policy includes such affirmative Map Act endorsement coverage, with the cost of such endorsement to be paid by Purchaser. Purchaser will cooperate at Sellers’ request in any efforts to comply with the Map Act or obtain or qualify for an exemption or exception thereto. Neither Sellers nor Purchaser shall have the right to waive this Section.
SECTION 8.9    Permits and Corrective Action Orders. Schedule 8.9 sets forth a list of Permits and Environmental Permits that the Parties have mutually determined will be necessary for Purchaser to obtain prior to Closing in connection with the Transaction for which consent to assignment or continuation is required (each, a “Required Permit”). It shall be

Purchaser’s responsibility to obtain the issuance or transfer of all Required Permits (including modification and transfer of Corrective Action Orders) and other operational permits necessary for the continued operation of Assets and Sellers shall reasonably cooperate in Purchaser’s efforts to obtain the Required Permits. If any such Required Permit is not obtained prior to Closing, Sellers shall (and shall cause its applicable Affiliates to) cooperate with Purchaser or its designees and both Purchaser and Sellers shall continue to use all commercially reasonable efforts to obtain any such Required Permit and assignments or replacements as promptly as possible. To the extent the transfer of any Required Permit shall require the consent of any other Person, this Agreement shall not constitute a contract to transfer the same if an attempted transfer would constitute a breach thereof or give rise to any right of acceleration or termination. In addition, Sellers will, if necessary, notify any Governmental Authority of the transfer of ownership of the Assets after the Closing.
SECTION 8.10    Allocation of Carrier Obligations and Proceeds. The Pipelines may contain petroleum product which is held for the account of non‑Affiliate shipper(s). It is understood that title to such contents of the Pipelines will remain with the non-Affiliate shipper(s) and that Purchaser assumes the obligation to deliver such contents in accordance with Sellers’ existing arrangements with the non-Affiliate shipper(s), whether under a published tariff or a private transportation or storage agreement, complete copies of which Sellers have provided in the Data Room. Further, to the extent that petroleum products have been offered for shipment in the Pipelines under such published tariff or pursuant to rights under a private transportation agreement, but are not yet delivered to Sellers, Purchaser shall receive those products for transportation in the ordinary course of business. Tariff charges for transportation during the month of sale shall be allocated between Sellers and Purchaser on the basis of the number of days that each Party owns the Pipelines during the month of sale, provided that payments of such charges shall be allocated and divided between Sellers and Purchaser only after receipt thereof, unless received prior to the Closing Date.
SECTION 8.11    Contact with Competitor, Contractor, Etc. Prior to Closing, without the prior written consent of Sellers (which consent shall not be unreasonably withheld, delayed or conditioned), none of Purchaser, any Affiliate of Purchaser or any of their respective Representatives shall initiate contact any competitor, contractor, vendor, supplier, distributor, customer, agent or representative of Sellers or any of their respective Affiliates or any Governmental Authority having jurisdiction over any of the foregoing, in each case, for the purpose of discussing the Assets, this Agreement or the Transaction. For the avoidance of doubt, neither Purchaser nor any Affiliate of Purchaser shall be restricted in its ability to have contact with any competitor, contractor, vendor, supplier, distributor or customer of Sellers or any of their respective Affiliates to the extent Purchaser or any Affiliate of Purchaser has had contact prior to the Effective Date, but solely to the extent such contact does not violate the foregoing sentence of this Section 8.11.
SECTION 8.12    Casualty.
(a)    In the event that there is an occurrence of a Casualty or a Taking during the Interim Period, Sellers shall notify Purchaser thereof as soon as reasonably practicable.
(b)    In the event of a Casualty or a Taking during the Interim Period, Sellers shall elect, at their option, to either (i) repair or replace or make adequate provision for the repair or replacement of the affected Asset at Sellers’ cost prior to the Closing, in which case the Purchaser’s obligation to effect the Closing shall not be affected, but the Closing Date shall be deferred until ten (10) Business Days after repairs or replacement have been completed and the affected Asset has been restored to at least a substantially comparable performance in all material respects as compared to that prior to the Casualty or Taking, or (ii) negotiate with the Purchaser to reduce the Purchase Price by an amount agreed to by Sellers and the Purchaser to reflect the cost to repair or replace the affected Asset (the “Repair Costs”), in which case, the Closing Date and the Long Stop Date shall not be deferred unless there is a Repair Cost Dispute as provided in Section 8.12(d).
(c)    If Sellers elect to proceed with Section 8.12(b)(ii) and Sellers and the Purchaser agree on the Repair Costs within fifteen (15) days of the Purchaser’s receipt of Sellers’ notice of the Casualty or Taking, as the case may be (the “Repair Negotiation Period”), the Purchaser’s obligation to effect the Closing shall not be affected, but the Purchase Price shall be reduced by the Repair Costs so agreed. Notwithstanding the foregoing, if the Parties mutually agree that the Repair Costs are greater than an amount equal to thirty percent (30%) of the Base Price, either Sellers or the Purchaser may elect, by giving written notice to the other of such election within five (5) Business Days of the expiration of the Repair Negotiation Period, to terminate this Agreement without further obligation under this Agreement (other than those sections which expressly survive termination, which shall continue in effect).
(d)    If Sellers and the Purchaser do not agree on the Repair Costs within the Repair Negotiation Period (a “Repair Cost Dispute”), either Party may request an engineering company mutually agreed to by the Parties or identified on Schedule 8.12(d) (which engineering company shall be deemed acceptable to Sellers and the Purchaser) to evaluate the affected assets and deliver to the Purchaser and Sellers its written estimate of the Repair Costs (the “Third-Party Estimate”) within fifteen (15) days after the end of the Repair Negotiation Period.
(i)    If the Third-Party Estimate is equal to or less than an amount equal to thirty percent (30%) of the Base Price, the Purchaser’s obligation to proceed to Closing in accordance with the terms of this Agreement shall not be affected and the Parties shall submit the Repair Cost Dispute to binding arbitration under the dispute resolution procedures in Section 16.4 for resolution after the Closing, with no reduction of the Purchase Price at Closing and a post-Closing adjustment to the Purchase Price equal to the finally-determined Repair Costs.
(ii)    If the Third-Party Estimate is greater than an amount equal to thirty percent (30%) of the Base Price, either Sellers or the Purchaser may elect, by giving written notice to the other of election within fifteen (15) days of receipt of the Third-Party Estimate, to terminate this Agreement without further obligation under this Agreement (other than those sections which expressly survive termination, which shall continue in effect). If neither Party terminates, the Parties shall submit the Repair Cost Dispute to binding arbitration under the dispute resolution procedures in Section 16.4 for resolution after the Closing, with no reduction of the Purchase Price at Closing and a post-Closing adjustment to the Purchase Price equal to the finally-determined Repair Costs.
(e)    In the event of a Taking where the award that may be made in such proceeding has not been previously paid to Sellers, Purchaser shall, from and after Closing, diligently pursue from any condemner the entire award(s) that may be made in any such proceeding and shall be entitled to collect such award(s), without deduction, to be paid out as follows: subject to actual receipt of such award(s) by Purchaser and within ten (10) Business Days of such receipt, (i) Purchaser shall pay to Sellers all such amounts, up to the amount Sellers incurred for all repairs or replacements under Section 8.12(b)(i) or the amount of the Purchase Price reduction under Section 8.12(b)(ii), and (ii) the Purchaser shall be entitled to retain the balance (if any) of such award(s).
(f)    Any adjustment of the Purchase Price pursuant to Section 8.12(b)(ii) which is necessary to reflect a final determination of Repair Costs after the Closing shall be made as follows: (i) an adjustment in favor of Purchaser shall be paid in immediately available funds by Sellers to Purchaser; and (ii) an adjustment in favor of Sellers shall be paid in immediately available funds to the extent the Purchase Price had been reduced pursuant to this Section 8.12. Any such reduction, refund or payment shall be made within ten (10) Business Days after such final determination.
(g)    In the event of a Repair Cost Dispute, the Closing Date and the Long Stop Date shall be deferred until (i) ten (10) Business Days after receipt of the Third-Party Estimate, or (ii) if Sellers elect the option in Section 8.12(b)(i), as provided therein.
SECTION 8.13    Municipally Financed Property.
(a)    Sellers have informed Purchaser that certain of the Assets described on Schedule 8.13 (the “Municipally Financed Property”) have been financed with the proceeds of certain bonds (the “Bonds”) issued as part of financings on November 14, 2000, March 16, 2001 and February 1, 2007. The Bonds have maturity dates of April 1, 2017 and December 1 2029, Sellers have provided Purchaser copies of the relevant agreements and the final Offering Circular issued in connection with the Bonds and copies of the relevant agreements issued in connection with the Bonds. (Such documents are listed on Schedule 8.13(a)).
(b)    Purchaser represents and warrants to Sellers that it has no present intention of allowing the disposal or abandonment of the Municipally Financed Property nor of directing the use of the Municipally Financed Property for purposes other than pollution control (a “Qualifying Purpose”) and that it intends to cause the Municipally Financed Property to be operated as pollution control facilities.
(c)    Purchaser shall have no Liability under the Bonds.

(d)    Purchaser agrees that if any of the Municipally Financed Property is retired from service, or ceases to be used for the Qualifying Purposes, it will provide written notice to Sellers within ten (10) days of the decision to retire such property or the date such property ceases to be used for such Qualifying Purpose, describing in such detail as Sellers may reasonably require the facilities or equipment retired from service or ceasing to be used for a Qualifying Purpose and the use, if any, that is intended to be made of such property. Purchaser further agrees to notify Sellers within ten (10) days of the occurrence of any of the following events and Purchaser shall not be obligated to take any further action with respect to the Bonds:
(i)    the Municipally Financed Property is damaged or destroyed to such an extent that either (A) the required restoration and repair could not reasonably be expected to be completed within a period of six (6) months after commencement of restoration or repair, (B) Purchaser (or any subsequent assignee) is prevented or would likely be prevented from using the Municipally Financed Property for its normal purposes for a period of six (6) months or more or (C) the cost of restoration and repair would exceed twenty million dollars ($20,000,000);
(ii)    title to the whole or any part of the Municipally Financed Property or the use of possession thereof is taken or condemned by a Governmental Entity to such an extent that Purchaser (or any subsequent assignee) is prevented or would likely be prevented from using the Municipally Financed Property for its normal purposes for a period of six (6) months or more;
(iii)    changes, which Purchaser cannot reasonably control or overcome, in the economic availability of materials, supplies, labor, equipment and other properties and things necessary for the efficient operation of the Municipally Financed Property as pollution control or sewage facilities shall have occurred, or technological or other changes shall have occurred, which render the continued operation of the Municipally Financed Property uneconomic for such purposes; or
(iv)    unreasonable burdens of excessive Liabilities are imposed upon Purchaser (or any subsequent assignee) with respect to the Municipally Financed Property or the operation of the Municipally Financed Property, including, Taxes other than such Taxes as are currently imposed on the Closing Date, including ad valorem taxes imposed on the Closing Date, upon privately owned property used for the same general purposes as the Municipally Financed Property.
(e)    Purchaser agrees not to sell or otherwise transfer the Municipally Financed Property to any Person unless the buyer or transferee agrees to comply with the requirements of this Section 8.13. Purchaser further agrees that, upon any sale, conveyance or other transfer of the Municipally Financed Property or transfer of control of the Municipally Financed Property to any Person, it shall include a provision similar to this Section 8.13 in any document of sale, conveyance or other transfer of the Municipally Financed Property or any document transferring control of the Municipally Financed Property.

(f)    Purchaser shall allow Sellers and their agents reasonable access to the Municipally Financed Property at reasonable times and upon reasonable notice and shall provide such additional information as Sellers may reasonably request for the purpose of determining whether the Municipally Financed Property is being used for a Qualifying Purpose or for determining whether or demonstrating that the Bonds (or any bonds issued to refund the Bonds) are, were or will be exempt from Tax.
(g)    Sellers agree to give Purchaser notice within ten (10) days after any refinancing of the Bonds using tax exempt bonds. Sellers further agree to give Purchaser notice within ten (10) days after any redemption of the bonds and, to the extent all Bonds have been redeemed, Sellers’ and Purchaser’s obligation under this Section 8.13 will cease.
SECTION 8.14    Pre-Closing Transition. During the Interim Period, Sellers and Purchaser shall use commercially reasonable efforts to complete the pre-closing transition process set forth on Schedule 8.14 (collectively, the “Pre-Closing Transition”).
ARTICLE IX
CONDITIONS TO CLOSING
SECTION 9.1    Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the Transaction is subject to the satisfaction or waiver, on or prior to Closing, of the following conditions:
(a)    The representations and warranties of Sellers set forth in Article V shall be true and correct in all material respects as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects only as of such particular date);
(b)    Sellers shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date;
(c)    There shall not be in effect any Order by a Governmental Authority of competent jurisdiction enjoining, preventing, restraining or otherwise prohibiting the consummation of the Transaction; provided, that prior to asserting the failure of this condition Purchaser shall have used its commercially reasonable efforts to have such Order vacated;
(d)    (i) (x) all waiting periods and other approvals applicable to the Transaction under the HSR Act shall have expired or been earlier terminated or (y) Sellers shall have obtained written notification from a Governmental Authority to the effect that the Transaction does not violate the antitrust laws of the United States, (ii) Sellers shall have obtained the approvals or consents set forth on Schedule 9.1(d)(ii) from the relevant Governmental Authority and such approvals or consents shall be in effect on the Closing Date; and

(e)    There shall not be in effect any Order by a Governmental Authority of competent jurisdiction enjoining, preventing, restraining or otherwise prohibiting the consummation of the Transaction; provided that prior to asserting the failure of this condition Sellers shall have used their respective commercially reasonable efforts to have such Order vacated.
(f)    The Refinery and the Assets shall be in good working order and shall have operated for a period of at least fifteen (15) consecutive days after the Specified Matters Remediation in accordance with the restart criteria set out in Schedule 9.1(f); and
(g)    Subject to performance by Purchaser of its material obligations under the Pre-Closing Transition (including the System Transition Plan), the Pre-Closing Transition (including the System Transition Plan) shall have been completed in all material respects in accordance with Schedule 8.14.
(h)    The Required Permits set forth on Schedule 9.1(h) shall have been obtained or reasonable assurance of obtaining such Required Permits shall have been received that allows Purchaser to operate in the interim.
(i)    The requirements of Schedule 9.1(i) shall have been met.
SECTION 9.2    Conditions Precedent to Obligation of Sellers. The obligation of Sellers to consummate the Transaction is subject to the satisfaction or waiver, on or prior to Closing, of the following conditions:
(a)    The representations and warranties of Purchaser in Article VI shall be true and correct in all material respects as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects only as of such particular date);
(b)    Purchaser shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by or complied with by Purchaser on or prior to the Closing Date;
(c)    Subject to performance by Seller of its material obligations under the Pre-Closing Transition (including the System Transition Plan), the Pre-Closing Transition (including the System Transition Plan) shall have been completed in all material respects in accordance with Schedule 8.14.
(d)    (i) (x) all waiting periods and other approvals applicable to the Transaction under HSR Act shall have expired or been earlier terminated or (y) Purchaser shall have obtained written notification from a Governmental Authority to the effect that the Transaction does not violate the antitrust laws of the United States and (ii) Purchaser shall have obtained the approvals or consents set forth on Schedule 9.1(d)(ii) from the relevant Governmental Authority and such approvals or consents shall be in effect on the Closing Date;

(e)    Purchaser shall have obtained the Environmental Permits and other Permits necessary to operate the Assets in the ordinary course as historically operated;
(f)    Purchaser shall have obtained Authorization for the assignment and assumption of the Corrective Action Orders; and
(g)    There shall not be (i) in effect any Order by a Governmental Authority of competent jurisdiction enjoining, preventing, restraining or otherwise prohibiting the consummation of the Transaction; provided, that prior to asserting the failure of this condition Sellers shall have used their respective commercially reasonable efforts to have such Order vacated or (ii) a Burdensome Condition.
SECTION 9.3    Sellers’ Condition Not Fulfilled. If Sellers shall have breached any representation, warranty, covenant or agreement such that it (i) would give rise to a failure of Section 9.1(a) or Section 9.1(b) and (ii) cannot be cured or, if curable, has not been cured by the earlier of (x) thirty (30) days following written notice thereof is given by Purchaser and (y) the Long Stop Date; then Purchaser in its sole discretion may, without limiting any rights or remedies available to Purchaser at law or in equity, either:
(a)    terminate this Agreement by written notice to Sellers; or
(b)    waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfillment of any other condition, provided, that Purchaser’s right to terminate this Agreement pursuant to Section 9.3(a) shall not be available to Purchaser if Purchaser is in material breach of any covenant or other agreement contained in this Agreement.
SECTION 9.4    Purchaser’s Condition Not Fulfilled. If any condition in Section 9.2 is not satisfied or waived on or prior to the Closing Date or, in the case of, if Purchaser shall have breached any representation, warranty, covenant or agreement such that it (i) would give rise to a failure of Section 9.2(a) or 9.2(b) and (ii) cannot be cured or, if curable, has not been cured by the earlier of (x) thirty (30) days following written notice thereof is given by Sellers and (y) the Long Stop Date; then Sellers in their sole discretion may, without limiting any rights or remedies available to Sellers at law or in equity, either:
(a)    terminate this Agreement by written notice to Purchaser; or
(b)    waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfillment of any other condition, provided, that Sellers’ right to terminate this Agreement pursuant to Section 9.4(a) shall not be available to Sellers if Sellers are in material breach of any covenant or other agreement contained in this Agreement.

SECTION 9.5    Termination. This Agreement may be terminated and the consummation of the Transaction shall be abandoned on or prior to the Closing:
(a)    by mutual written consent of Sellers and Purchaser;
(b)    by written notice from Purchaser to Sellers pursuant to Section 9.3;
(c)    by written notice from Sellers to Purchaser pursuant to Section 9.4;
(d)    by written notice of Sellers or Purchaser to the other, in the event that any Applicable Law or final and non-appealable Order by a Governmental Authority of competent jurisdiction enjoins, prevents, restrains or otherwise prohibits the consummation of the Transaction, so long as Sellers or Purchaser, as applicable, complied with the proviso in Section 9.2(g)(i) or Section 9.1(c), respectively;
(e)    by written notice of Sellers to Purchaser, if the condition in Section 9.2(g)(ii) is not satisfied;
(f)    by written notice of Sellers or Purchaser to the other, if the Closing has not occurred by the Long Stop Date, so long as the failure to consummate the transaction on or before such date did not result from a breach of any provision of this Agreement by the Party seeking to terminate this Agreement; provided, however, that if on the Long Stop Date, all Closing conditions have been satisfied (other than the Closing conditions set forth in Section 9.1(d), Section 9.1(h), Section 9.2(d) and Section 9.2(e), then Sellers may extend the Long Stop Date for an additional 6 months by delivery of written notice of such extension to Purchaser no fewer than 5 Business Days before the initial Long Stop Date; and provided, further, however, that the right to terminate this Agreement under this Section 9.5(f) shall not be available to either Party whose failure to take any action required to fulfill any obligation under this Agreement (including the failure to act in good faith or to use commercially reasonable efforts to cause the Closing conditions of the other Party to be satisfied, including as required by Section 8.7) shall have been the cause of, or shall have resulted in, the failure of the Closing to occur before such date;
(g)    by written notice of Sellers to Purchaser pursuant to Section 3.2(b)(iv); or
(h)    by written notice of Sellers or Purchaser to the other pursuant to Section 8.12(c) or Section 8.12(d)(ii).
SECTION 9.6    Effect of Termination.
(a)    If this Agreement is validly terminated by Sellers or by Purchaser under Section 9.5, all further obligations of the Parties under this Agreement shall terminate and such termination shall be without liability to the Parties, except that (i) the obligations under Sections 3.2, 8.3 and 16.1 and this Section 9.6 shall survive such termination and not be affected thereby and (iii) no such termination shall relieve any Party hereto from liability for any breach of any representation, warranty or covenant contained in this Agreement.
(b)    If this Agreement is validly terminated by Purchaser pursuant to Section 9.5(b), (i) the Parties shall instruct the Escrow Agent to disburse the Deposit as set forth in Section 3.2(b)(ii) and (ii) Seller shall reimburse Purchaser’s reasonable and documented out-of-pocket third party costs (which shall specifically exclude any costs paid by Purchaser to any of its Affiliates) actually incurred by Purchaser in connection with its evaluation, investigation and negotiation of the transactions contemplated by this Agreement; provided, however, that Sellers’ aggregate liability pursuant to such termination for any such breach shall in no event exceed Two Million Dollars ($2,000,000). Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 9.6(b) shall be Purchaser’s exclusive remedy for such termination of this Agreement.
ARTICLE X
INDEMNIFICATION
SECTION 10.1    Survival.
(a)    The representations and warranties contained in this Agreement shall survive until the one (1) year anniversary of the Closing Date, except that the representations and warranties of Sellers set forth in Section 5.4 shall survive until the ninety (90) days following the expiration of the applicable statute of limitations, at which time they shall terminate and no claims shall be made for indemnification under Section 10.2(a) or Section 10.3(a).
(b)    The covenants and agreements in this Agreement which remain to be performed following Closing shall continue in full force and effect notwithstanding Closing. For the avoidance of doubt, (i) any covenant or agreement of the Parties that was to be performed at or prior to the Closing Date and was not duly performed in accordance with this Agreement shall, unless such non-performance was waived in writing by the Party entitled to the benefit of such covenant or agreement, survives the Closing until the date that is one (1) year after the Closing Date, and any covenant or agreement of a Party that by its terms is to be performed after the Closing Date shall survive the Closing Date until such covenant shall either have been duly performed in accordance with the terms of this Agreement or waived in writing.
(c)    It is the express intent of the Parties that, if the applicable period for an item as contemplated by this Section 10.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 10.1 for the assertion of claims, under this Agreement are the result of arms’ length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

SECTION 10.2    Indemnity by Sellers. From and after the Closing and subject to the provisions of this Article X, Sellers shall indemnify and hold harmless Purchaser’s Indemnified Parties from and against any and all Losses arising from, in connection with or related in any manner whatsoever to:
(a)    any breach of any representation or warranty of Sellers contained in this Agreement or in any certificate executed and delivered pursuant to this Agreement;
(b)    any breach or any non-fulfillment of any covenant or agreement on the part of Sellers contained in this Agreement or in any certificate executed and delivered pursuant to this Agreement;
(c)    any pre-Closing Off-Site Disposal Activities (such Losses, the “Off-Site Disposal Activities Losses”);
(d)    Sellers’ Proportionate Share of any Category B-Liability if the Legal Proceeding in respect of the Third Party Claim arises, and written notice of such claim is received by Sellers, on or prior to the first anniversary of the Closing Date; and
(e)    any Excluded Liabilities.
SECTION 10.3    Indemnity by Purchaser. From and after the Closing and subject to the provisions of this Article X, Purchaser shall indemnify and hold harmless Sellers’ Indemnified Parties from and against any and all Losses arising from, in connection with or related in any manner whatsoever to:
(a)    any breach of any representation or warranty of Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;
(b)    any breach or non-fulfillment of any covenant or agreement on the part of Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;
(c)    any Assumed Liabilities;
(d)    any Liabilities relating to the Assets, accruing on or after the Effective Date other than Excluded Liabilities; and
(e)    any Environmental Liabilities in accordance with Article XV, other than any Off-Site Disposal Activities Losses.
SECTION 10.4    Third Party Claim. If an Indemnified Party receives written notice of a claim by a Third Party against an Indemnified Party (a “Third Party Claim”), the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party and shall also specify with reasonable particularity (to the extent that the information is available):

(a)    the factual basis for the Third Party Claim;
(b)    copies of all relevant pleadings, demands and other papers served on the Indemnified Party; and
(c)    the amount of the potential Losses arising therefrom (or if not finally determined, a good faith estimate thereof).
SECTION 10.5    Time Limits for Notice of Claim.
(a)    Purchaser shall provide Sellers written notice of any account of Losses (a “Notice of Claim”) within thirty (30) Business Days after (i) Purchaser actually became aware of the Losses or (ii) receipt by Purchaser of a notice of a Third Party Claim.
(b)    Any liability of Sellers for Losses shall be reduced or excluded completely if, and to the extent, that any damages arising from such breach have been caused or aggravated by virtue of Purchaser’s failure to give a Notice of Claim within the time periods in Section 10.5(a). Notwithstanding anything contained in this Agreement to the contrary, Sellers shall have no liability for any Losses unless Purchaser shall deliver to Sellers a Notice of Claim on or before thirty (30) days after the expiration of the applicable survival period set forth in Section 10.1. Any claim duly notified to Sellers prior to such time shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably precluded and forfeited six (6) months after such time, unless Legal Proceedings have been initiated by Purchaser with respect to such claim and Purchaser is vigorously pursuing such claim.
SECTION 10.6    Limitations of Liability. The following limitations shall apply to any claim by a Party:
(a)    Neither Party be liable under this Agreement for any Losses if and to the extent that any such Loss is attributable to a failure by a Party: (i) to mitigate Losses; or (ii) to comply with the requirements under Section 10.5:
(b)    A Party shall not be liable for any Losses which:
(i)    are reflected as a write-off, value adjustment, liability or provision including general adjustments or provisions made for the respective risk category in any item included in the Final Working Capital Amount or have been taken into account in the calculation of the Purchase Price;
(ii)    result from (or are increased by) a change of accounting policy or practice or the length of any accounting period introduced after the Closing Date.

(c)    Sellers shall not be liable for a Loss if:
(i)    the underlying facts, matters or circumstances in respect of the breach have been disclosed in the Due Diligence Materials to any of Purchaser’s knowledge parties set forth on Schedule 10.6(c)(i) prior to the Closing Date; or
(ii)    Purchaser waives such breach by consummating the Transaction even though any of Purchaser’s knowledge parties set forth on Schedule 10.6(c)(i) had knowledge of the underlying facts, matters or circumstances in respect of the breach and did not expressly reserve, in writing prior to the Closing Date, its rights under this Agreement with respect to such breach.
(d)    A Party shall not be liable for a Loss if a court of competent jurisdiction or arbitrator shall have determined by final judgment that such Loss (or a portion thereof) resulted from the fraud, gross negligence or willful misconduct of the Person seeking indemnification.
(e)    Notwithstanding anything to the contrary in this Agreement, neither Party shall be liable to the other for any consequential, incidental, indirect, special or punitive damages of such Indemnified Party, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses, unless, in each such case, legally awarded, or legally required to be paid, to a third-party in respect of a claim pursuant to the indemnification obligations hereunder.
(f)    Notwithstanding anything to the contrary contained in this Article X, after the Closing (i) neither Party shall have liability to the other Party for Losses under Section 10.2(a), Section 10.2(d) or Section 10.3(a) until the amount of Losses resulting from any single or aggregated claims arising out of the same breach (with respect to Section 10.2(a) or Section 10.3(a)) or the same facts, events or circumstances, exceeds Five Hundred Thousand Dollars ($500,000) (the “Mini-Basket”), and then, in such case, the entire amount of such Losses shall be indemnified, (ii) neither Party shall have liability to the other Party’s Indemnified Parties under Section 10.2(a), Section 10.2(d) or Section 10.3(a) until, excluding claims that are less than the Mini-Basket, the amount of Losses incurred relating thereto exceed, in the aggregate, Three Million Dollars ($3,000,000) (the “Threshold”), whereupon the Indemnified Parties shall be entitled to indemnification for the full amount of such Losses, and (iii) in no event shall the aggregate liability of Sellers under Section 10.2(a) or Section 10.2(d) exceed an amount equal to ten percent (10%) of the Base Price (the “Cap”), except that the aggregate liability of Sellers in respect of the representations and warranties contained in Section 5.6 shall be the Base Price.
(g)    The amount of any Losses for which indemnification is provided under this Article X shall be net of any amounts actually recovered or recoverable by the Indemnified Party under insurance policies or indemnity or contribution agreements or otherwise with respect to such Losses. The Indemnified Party shall seek full recovery under all insurance policies covering any Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. In the event that an insurance recovery is made by any party with respect to any Losses for which any such Person has been indemnified hereunder and has received funds in the amount of the Losses or portion thereof, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnifying Party.
(h)    In calculating the amount of Losses under this Article X, there shall be deducted an amount equal to any Tax benefit to the party claiming such Losses or to any of its Affiliates from being able to claim a Tax loss or Tax credit as a result of such Losses and the amount of any such Losses shall be increased by any Tax detriment incurred by the party or its Affiliates attributable to the receipt or the right to receive an indemnification payment with respect to such Losses. The amount of any such Tax benefit or Tax detriment shall reflect the present value of such Tax benefit or Tax detriment (whether realized in the year the indemnification payment is made or later), computed as of the date of any indemnification payment (using the interest rate determined under Section 6621(a)(2) of the Code for the period in which the payment is made, and assuming the indemnified party has incurred such liability or has sufficient taxable income or other Tax attributes to permit the utilization of any such Tax benefit at the earliest possible time, and assuming that the indemnified party’s applicable combined effective Tax rate is forty percent (40%) for each taxable period).
SECTION 10.7    No Duplication. Any amounts payable pursuant to the indemnification obligations under this Article X shall be paid without duplication and in no event shall any Party hereto be indemnified under different provisions of this Agreement for the same Losses.
SECTION 10.8    Third Party Claims. In the case of a Third Party Claim (including a Category B-Liability), the provisions in the following paragraphs of this Section 10.8 apply.
(a)    The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise handle any Third Party Claim and if the Indemnifying Party elects to defend against, negotiate, settle or otherwise handle any Third Party Claim, it shall, within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so.
(b)    If the Indemnifying Party elects to assume control as contemplated in this Section 10.8, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the status and progress of the Third Party Claim, and the Indemnified Party shall continue to have the right to participate in the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party requests the Indemnified Party to so participate, or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable. The Indemnified Party shall co-operate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defense and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim.
(c)    If, having elected to assume control of the negotiation, settlement or defense of the Third Party Claim, the Indemnifying Party thereafter fails to conduct such negotiation, settlement or defense with reasonable diligence, then the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be liable for all costs of the Indemnified Party and shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim (including prosecution of appeals of any Order until final).
(d)    If the Indemnifying Party fails to assume control of the defense of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed and the Indemnifying Party shall be liable for all costs of the Indemnified Party and shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim; provided that in respect of any Category B-Liability, no settlement of such Category B-Liability shall be made without the written consent of Sellers if Sellers have acknowledged Purchaser’s indemnification right in the event of such Category B-Liability. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.
SECTION 10.9    Set-off. Neither Party shall be entitled to set off the amount of any Losses subject to indemnification under this Agreement against any other amounts payable by such Party to the other Party whether under this Agreement or otherwise.
ARTICLE XI
EMPLOYEES AND EMPLOYEE BENEFITS
SECTION 11.1    Employees. Sellers and Purchaser agree as set forth in Schedule 11.1 in respect of Included Employees and Transferred Employees.
SECTION 11.2    Covenant Not to Interfere. Each of Sellers and Purchaser hereby covenant and agree that, unless this Agreement is terminated, for a period of three (3) years after the Effective Date, it will not, whether for its own account or for the account of any other person, endeavor to entice away from the other any Employee or Transferred Employee, except with the written permission of such person’s employer or as otherwise specifically contemplated by this Agreement; provided, that this paragraph shall not preclude the Sellers or their respective Affiliates from soliciting for employment or hiring any Transferred Employee who (a) responds to a general solicitation through a public medium or general or mass mailing by or on behalf of a Seller or any of its Affiliates (including general communications to all the Employees as part of the transition process) that is not targeted at employees of the Purchaser or any of Purchaser’s Affiliates, or (b) contacts a Seller or its Affiliates directly on such individual’s own initiative; and further provided that this paragraph shall not preclude the Purchaser or its Affiliates from soliciting for employment or hiring any Employee who (i) responds to a general solicitation through a public medium or general or mass mailing by or on behalf of the Purchaser or any of its Affiliates that is not targeted at employees of a Seller or any Seller’s Affiliate, or (ii) contacts the Purchaser or its Affiliates directly on such individual’s own initiative. Furthermore, for employees of Sellers primarily engaged in the operations of the Assets but who are not Included Employees, in the event any of such employees approach Sellers about the potential of such employee seeking employment with Purchaser at Closing, Sellers agree not to prohibit such employee from doing so.
ARTICLE XII
INSURANCE
SECTION 12.1    ExxonMobil Policies. Purchaser acknowledges that Exxon Mobil Corporation maintains a worldwide program of property and liability insurance coverage for itself and its Affiliates, including Sellers. This program has been designed to achieve a coordinated risk management package for the entire ExxonMobil corporate group. The program consists principally of four types of policies:
(a)    policies issued to Exxon Mobil Corporation or its predecessors;
(b)    policies issued directly to Affiliates by ExxonMobil’s wholly-owned insurance company, Ancon Insurance Company, Inc., (herein referred to as “ExxonMobil’s Captive Insurer”);
(c)    policies issued to Affiliates by locally admitted insurers which are reinsured by ExxonMobil’s Captive Insurer; and
(d)    policies issued to Affiliates by locally admitted insurers which are self-insured by way of retrospective premiums paid by the relevant Affiliate.
All of the insurance policies through which the worldwide program of coverage is presently or has previously been provided by or to Exxon Mobil Corporation, its predecessors or affiliates are herein referred to collectively as the “ExxonMobil Policies”.
SECTION 12.2    Purchaser’s Insurance. It is understood and agreed by Purchaser that from and after the Closing:
(a)    No insurance coverage shall be provided under the ExxonMobil Policies to Purchaser, or the Assets;
(b)    Any and all policies insured or reinsured by any of ExxonMobil’s Captive Insurer which, but for this provision, would have insured the Assets shall be deemed terminated, commuted and cancelled ab initio; and

(c)    No claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing, shall be made by Purchaser against or with respect to any of the ExxonMobil Policies regardless of their date of issuance.
SECTION 12.3    Post-Closing Insurance Coverage. Notwithstanding any provision of this Agreement to the contrary, Purchaser’s insurance policy(ies) shall: (1) name Sellers and their Affiliates as additional insureds for liabilities arising from or assumed under this Agreement; and (2) be primary as to all other policies (including any deductibles or self-insured retentions). It is further agreed that Purchaser and its insurer(s) providing coverage shall waive all rights of subrogation and/or contribution against Sellers and their Affiliates to the extent liabilities are assumed by Purchaser.
SECTION 12.4    Insurance Indemnity. Purchaser shall indemnify and defend Sellers, their parent and Affiliates against, and shall hold them harmless from, any claim made after the Closing against any of the ExxonMobil Policies by Purchaser or its Affiliates or any Person claiming any right to coverage on behalf of or for the benefit of Purchaser or its Affiliates under the ExxonMobil Policies, including all costs and expenses (including attorneys’ fees) related thereto. Such indemnity shall cover, without limitation, any claim by an insurer for reinsurance, retrospective premium payments or prospective premium increases attributable to any such claim. Purchaser acknowledges and agrees that Sellers shall, on or before the Closing Date, pay all outstanding retrospective premiums to local insurers in respect of any ExxonMobil Policies related to the Assets.
ARTICLE XIII
TECHNOLOGY
SECTION 13.1    System Transition Plan. Sellers and Purchaser have agreed the steps necessary to transfer the Systems Information to Purchaser in accordance with the System Transition Plan.
SECTION 13.2    System Transition Costs. Purchaser and Sellers acknowledge and agree that, to the extent that any systems transitions costs are incurred in connection with the System Transition Plan, such costs shall be allocated to the Parties in accordance with the provisions of Schedule 8.1(c).
SECTION 13.3    Technology Agreements. Purchaser acknowledges and agrees that the sole rights Purchaser shall have to use the Intellectual Property of Sellers from and after the Closing Date are as set out in the Refining Technology Agreement and Logistics Technology Agreement setting forth a paid-up, non-exclusive license with rights to use the ExxonMobil proprietary process technologies currently in use at the Sites.. Purchaser is bound by the limitations set out in such Technology Agreements and nothing in this Agreement shall be interpreted to expand any of those rights. For the avoidance of doubt, any Intellectual Property of Sellers at the Sites prior to the Closing Date that is not specified in the Technology Agreements shall be deemed to be excluded, and shall be returned or deemed returned to Sellers and excluded from use by Purchaser. The Technical Assistance Agreement shall set forth the fees payable by Purchaser to Sellers (or their Affiliates) in consideration of the use of any additional technology of Sellers (or their Affiliates) outside the Refining Technology Agreement and Logistics Technology Agreement.

SECTION 13.4    No Patent Rights. Nothing in this Agreement shall be construed as an obligation on Sellers or Affiliates of Sellers to obtain or maintain patent rights. Notwithstanding the foregoing or any other terms of this Agreement, Purchaser shall be solely responsible for obtaining any consents, assignments of rights or licenses with respect to any third party patents, copyrights, trademarks, trade secrets, technology or other Intellectual Property (including process and software licenses) used in the operation of the Assets.
SECTION 13.5    No Representation. Notwithstanding anything else in this Agreement, Sellers makes no representation or warranty, express, implied or statutory, with respect to patent rights, or as to Purchaser’s freedom under the intellectual property rights of others to use or to operate under any patent rights.
ARTICLE XIV
TAX MATTERS
SECTION 14.1    Property Taxes. With respect to any real property, personal property, ad valorem and other similar Tax (“Property Taxes”), including payments in-lieu-of Property Taxes, assessed on any of the Assets or the Sites for a Straddle Period, the liability for such Property Taxes shall be prorated on a daily basis between Sellers, on the one hand, and Purchaser, on the other hand, as of the Closing Date, (a) with Sellers being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the Straddle Period, and (b) with Purchaser being liable for the remainder of such Property Taxes. On or prior to the Closing Date, Purchaser and Sellers shall, in good faith, estimate the amount of Property Taxes payable by Sellers and Purchaser with regard to Straddle Periods pursuant to this Section 14.1 (the “Estimated Property Taxes”), and (A) to the extent that Sellers have not prepaid any such Property Taxes, Purchaser shall receive a credit against the amount due to Sellers at Closing for the amount of the Estimated Property Taxes payable by Sellers with regard to such Straddle Periods and (B) in the event that Sellers have prepaid any such Property, Sellers shall receive a credit from Purchaser at the Closing for the amount of the Estimated Property Taxes prepaid by Sellers with regard to the Estimated Property Taxes payable by Purchaser for such Straddle Period. If the Property Taxes for a Straddle Period cannot be reasonably determined prior to the Closing because the applicable Tax rate or assessment with respect to the applicable Assets or Sites is not fixed for such Straddle Period, the amount of the Estimated Property Taxes shall be determined based upon the amount of the applicable Property Taxes for the preceding Tax period; provided, that Sellers and Purchaser shall recalculate and re-prorate said Property Taxes and make the necessary adjustments and payments promptly (but in no event later than three (3) Business Days before the Property Taxes are due to be paid (taking into account any valid extensions)) following the issuance, and on the basis, of the actual Property Tax bills received for such Straddle Period. To the extent that any Seller (or any Affiliate of any Seller), from and after the Closing, receives any bill, assessment or other notice of any such Property Taxes due for any Straddle Period, Sellers shall promptly forward a copy of such bill, assessment or other notice to Purchaser.
SECTION 14.2    Transaction-Related Taxes. All transaction-related registration taxes and stamp duties and other transfer Taxes shall be payable or otherwise borne by Purchaser.

SECTION 14.3    Further Procedures after the Closing Date.
(a)    Following the Closing Date, Purchaser shall notify Sellers of any Tax audit or administrative or judicial proceeding it (or any of its Affiliates) receives that pertain to Taxes assessed on any of the Assets or the Sites for any pre-Closing period. Such notice shall be in writing and shall contain all relevant factual information describing the scope of the Tax audit or the asserted Tax liability in sufficient detail and shall include copies of any self-assessment notice or other document received from any Governmental Authority in respect of any such Tax audit or asserted Tax liability. Purchaser shall enable Sellers to participate in such Tax audit, including meetings, telephone calls and correspondence with the Governmental Authority. Within a period of five (5) Business Days, Purchaser shall provide Sellers with copies of any notice, correspondence, Tax audit requests, Tax audit announcements, Tax audit findings, Tax audit reports (including drafts) and Tax assessments, in each case if related to Tax that may pertain to Tax assessments on any of the Assets or the Sites for any pre-Closing period.
(b)    Sellers may elect to direct at Sellers’ own expenses, any audit, claim for refund and any administrative or judicial proceeding (each a “Tax Contest”) that may lead to a to Tax assessments on any of the Assets or the Sites for any pre-Closing period. Sellers shall within twenty (20) Business Days of receipt of Purchaser’s written notice pursuant to Section 14.3(a) notify Purchaser of its intent to direct a Tax Contest, and Purchaser shall cooperate and follow Sellers’ reasonable directions to the extent possible and legally permissible. Upon request by Sellers, Purchaser shall appoint counsel proposed by Sellers as an authorized representative with respect to all Tax Contests and grant such counsel authorization entitling it to receive all letters, notices, Tax assessments and announcements pertaining thereto. If Sellers do not elect to direct a Tax Contest or fail to notify Purchaser of the election as herein provided, Purchaser may not settle or compromise any asserted Tax liability for a pre-Closing period without the consent of Sellers, which consent shall not be unreasonably delayed or withheld.
SECTION 14.4    Tax Covenants by Purchaser.
(a)    Purchaser agrees that, except as legally required by a Tax authority or otherwise required by law and after having given Sellers the opportunity to intervene,

Purchaser will not take any action on or after the Closing Date that could give rise to any Tax liability of Sellers or reduce any of its Tax assets.
(b)    Purchaser agrees that Purchaser will:
(i)    keep all Books and Records relating to any period starting prior to or through the Closing Date in accordance with and during the periods required under applicable statutory law or Tax regulations; and
(ii)    provide to Sellers or Sellers’ Representatives, at the request of Sellers, reasonable access to copies of all relevant documents, data and information and permit access, during regular business hours, to the employees, accountants and auditors of Purchaser and copies of Books and Records and electronic data, in each case, to the extent relevant with respect to Tax audits, Tax assessments, Tax Contests or other Tax related proceedings relating to any period starting prior to or through the Closing Date.
SECTION 14.5    Tax Proceeding. Sellers and Purchaser acknowledge and agree that there are pending Tax appeals contesting the valuation of the Assets for each of the Tax years 2010, 2011, 2012, 2013 and 2014 (collectively, the “Tax Appeals”). The application numbers of those appeals are as follows:
Tax Year               Application Number
2010                           2010-020330
2011                           2011-022613
2012                           2012-012032
2013                           2013-005136
2014                           2014-003744

It is acknowledged and agreed that, to any extent necessary, Purchaser shall reasonably cooperate with Sellers’ efforts to prosecute and resolve these Tax Appeals including, but not limited to, making the Assets available and providing, upon reasonable request and subject to a protective order, any and all documents necessary for the resolution of such Tax Appeals. It is further acknowledged and agreed that all refunds for overpayment of Property Taxes and interest thereon resulting from the Tax Appeals are Sellers’ sole and exclusive property. If, for any reason, any part of any refund and interest thereon which is due to Sellers is credited against Taxes payable by Purchaser, Purchaser shall pay to Sellers as such Taxes become due and payable, without set off, such amount which Sellers would have received by way of refund and interest thereon.
SECTION 14.6    Nature of Payments. Any payment under this Section 14.4 shall be treated as a reduction or, as the case may be, increase of the Purchase Price as between the Parties and the Parties shall act in good faith to agree on its allocation amongst the Assets.
SECTION 14.7    Limitation. Purchaser’s claims under this Article XIV shall be time-barred following the third anniversary of the Closing Date.

ARTICLE XV
ENVIRONMENTAL MATTERS
SECTION 15.1    Environmental Liabilities. The provisions of this Article XV constitute an allocation of responsibility and risk for Environmental Liabilities as between Sellers and Purchaser. The rights and remedies in this Article XV, the assumption of the Environmental Liabilities in Section 2.3(g) and the indemnities set out in Sections 10.2(c) and 10.3(e) shall, notwithstanding any other provision of this Agreement be the exclusive rights and remedies available to the Parties with respect to Environmental Liabilities and Environmental Matters, and the Parties acknowledge that they expressly waive and relinquish all other rights and remedies in this regard.
SECTION 15.2    Environmental Acknowledgements. Purchaser acknowledges and agrees:
(a)    that the Assets have been used for industrial purposes including processes relating to the refining, manufacture, storage, distribution and marketing of petroleum and petroleum-based products and other chemicals, and that the soil and sub-soil of the Assets and land and water adjacent thereto and drains, sewers, pipes, waters, water courses and groundwater at, under or in the vicinity of the Assets may have been, be, or become contaminated or impacted by oil, petroleum and petroleum-based products and other chemicals or other Hazardous Substances;
(b)    except as set forth in Section 5.14, that Sellers give no representation or warranty as to any Environmental Matters whatsoever, the state or condition of soil and groundwater at the Assets, the soil or sub-soil thereof, or the land and waters adjacent thereto, or any drains, sewers, pipes, waters, water courses or groundwater at, under, adjacent to or in the vicinity of the Assets, or their suitability for any future use;
(c)    that, except for any Off-Site Disposal Activities Losses and other Excluded Liabilities and any Category B-Liability of Sellers, any obligation (whenever arising) to investigate or to carry out remedial work on the soil or sub-soil of the Assets or the land and waters adjacent thereto, or any drains, sewers, pipes, waters, water courses or groundwater at, under, adjacent to or in the vicinity of the Assets (including in respect of ground water or any property in the vicinity to which any contamination may have migrated from or onto the Assets) may give rise to an Environmental Liability and that neither Sellers nor Sellers’ Affiliates including any of their respective officers, directors, employees, agents or insurers shall have any liability in respect of any such Environmental Liabilities or Environmental Matters under this Agreement or otherwise;
(d)    except in respect of any Off-Site Disposal Activities Losses and other Excluded Liabilities and any Category B-Liability of Sellers, not to submit, and to cause Purchaser’s Affiliates or any other Person not to submit to Sellers or Sellers’ current, former or future Affiliates including any of their respective officers, directors, shareholders, employees, agents, representatives, trustees or insurers any claims relating in any manner to any Environmental Liability or Environmental Matter arising from, related to, or associated with the Assets;

(e)    not to request, or cause a Third Party to request, any Governmental Authority to (i) order Sellers to investigate Environmental Matters or (ii) to issue Orders against Sellers; and
(f)    that any development or redevelopment of any Asset shall, at the cost of Purchaser, adopt and use (i) all engineering and related technical assistance reasonably available from time to time for the protection of human health and the environment and (ii) appropriate Engineering Controls.
SECTION 15.3    Acceptance. After the Closing Date, in consideration of the Purchase Price and the conditions set forth in this Agreement, Purchaser agrees (except in respect of any Off-Site Disposal Activities Losses and other Excluded Liabilities) to:
(a)    unconditionally, completely and forever assume and be liable for any and all Environmental Liabilities, whether occurring before, on, or after the Closing Date;
(b)    without prejudice to the above, comply with all Environmental Laws and continue to comply with all remediation obligations at any of the Assets, including any Corrective Action Orders;
(c)    take any remediation activities that may be required under Environmental Law including as required by the Corrective Action Orders; and
(d)    unconditionally, completely and forever release and discharge Sellers from and against, any and all Environmental Liabilities whether occurring before, on, or after the Closing Date.
SECTION 15.4    Environmental Indemnity. (a) From and after the Closing Date, Purchaser shall indemnify and defend Sellers from and against any and all Environmental Liabilities, other than any Off-Site Disposal Activities Losses and other Excluded Liabilities and any Category B-Liability of Sellers. For purposes of this Article XV, any indemnification of Sellers shall include Sellers and its past, present, current, former and future Affiliates, and each of their respective directors, assigns, officers, employees, agents and representatives, and all successors and assigns of the foregoing.
SECTION 15.5    Covenant to Comply With Orders. From and after the Closing Date, in the event that any Order is issued by any Governmental Authority against the Purchaser, any of Purchaser’s Affiliates, Sellers or any of Sellers’ current, former or future Affiliates in respect of any Environmental Liability or any Environmental Matter (in each case, except for any Off-Site Disposal Activities Losses and other Excluded Liabilities and any Category B-Liability of Sellers) arising from, or related to the Assets, Purchaser shall, upon receipt of notice of such Order, forthwith take all steps necessary to (i) have Sellers and their aforementioned Affiliates removed from the applicability of the Order and (ii) discharge such Order at its sole risk, cost and expense.
SECTION 15.6    Permitted Use. Purchaser covenants and agrees that the Assets herein conveyed or any part thereof, shall not, at any time, be used for any residential, hospital or other health care or medical clinic uses (other than medical facilities related to refinery, terminal and pipeline operations), child care, playground, schools, university or other solely educational purposes or agricultural uses to the maximum extent permitted by Applicable Law. Purchaser shall use its best efforts to ensure that this Section 15.6 shall be binding on Purchaser’s transferees or successors or future Purchasers of the Assets and agrees to insert provisions similar to and having the same effect as those set forth in this Section 15.6 in any deed, lease or other instrument conveying all or part of the Assets to the maximum extent permitted by law.
SECTION 15.7    Restrictive Covenants. Purchaser agrees to execute a restrictive covenant to be contained in each Deed in respect of the Assets to run with and bind the Assets. Such restrictive covenants shall state, in respect of each Asset:
(a)    the acknowledgements and agreements of Purchaser contained in Section 15.2(a) hereof;
(b)    that the Assets, or any part thereof, shall not, at any time, be used for any residential, hospital or other health care or medical clinic uses, child care, playground, schools, university or other educational purposes or agricultural uses, to the maximum extent permitted by law; and
(c)    that Purchaser shall obtain from any subsequent transferee, assignee, lessee, licensee, occupier or successor in title of the Assets or any portion thereof, a covenant to observe and perform the covenants contained in this Section 15.7.
Such restrictive covenants shall be registered against each of the Assets and shall be entered into by Purchaser for itself and its successors and assigns and shall be for the benefit of Sellers and their respective Affiliates, successors and assigns, their successors in title and occupiers of the Assets from time to time.
SECTION 15.8    Remediation. After the Closing, as part of Purchaser’s assumption of any and all Environmental Liabilities pursuant to this Article XV, Purchaser shall assume and be solely responsible for any remediation activities related to the Assets, including any requirements under the Corrective Action Orders set forth on Schedule 15.8, and shall take all prudent measures to maintain the integrity of any caps and other remediation measures where remediation activities have been completed and to prevent the disturbance of any residual Hazardous Substances remaining after remediation activities have been completed. Should Purchaser determine that any of the Assets is no longer intended to be used for the activities as they exist at Closing, then Purchaser covenants and agrees to execute and complete all assessment and remediation activities in compliance with any regulatory process, protocol which will lead to a “no further action”, acknowledgement, registration or confirmation that any such Asset has been remediated to a specific standard for future use. Furthermore, Purchaser will, where applicable, seek regulatory closure of Environmental Matters and ensure that said closure will extend to benefit Sellers. Purchaser shall use its best efforts to ensure that this Section 15.8 shall be binding on Purchaser’s assignees, transferees or successors or future purchasers of any Assets, and agrees to insert provisions similar to and having the same effect as those set forth in this Section 15.8 in any deed, lease or other instrument conveying all or part of the Assets to the maximum extent permitted by law.
SECTION 15.9    Disclosure. Purchaser covenants and agrees to take all required actions and registration, where permitted by law, to disclose to any future purchaser of any of the Assets that such Assets have been subject to petroleum use and Purchaser shall fully disclose the Environmental condition of such Assets as of the date of transferring title to the future purchaser. Purchaser shall use its best efforts to ensure that this Section 15.9 shall be binding on Purchaser’s transferees or successors or future purchasers of any Assets, and agrees to insert provisions similar to and having the same effect as those set forth in this Section 15.9 in any deed, lease or other instrument conveying all or part of the Assets to the maximum extent permitted by law.
SECTION 15.10    Environmental Access Rights. Notwithstanding anything contained herein Purchaser shall make available all relevant information and provide timely, reasonable access to all employees with knowledge of any relevant facts, and cooperate fully with Sellers in connection with Sellers’ (i) defense against or (ii) pursuit of indemnification in respect of any claim brought against Sellers. This clause shall not release Purchaser of its primary obligations to fully indemnify Sellers under this Agreement with regards to Environmental Matters and the Environmental Liabilities assumed by Purchaser hereunder.
SECTION 15.11    Third Party Environmental Claims. Effective as of Closing, Sellers shall use their commercially reasonable efforts to assign all claims it has against Third Parties for any Environmental Matter related to the Assets to Purchaser including, in particular, claims against previous owners of the Assets. Purchaser agrees to accept such assignment. Sellers make no representation or warranty in respect of such claims being capable of being assigned to Purchaser, the existence or the enforceability of the assigned claims. Purchaser shall have no claim against Sellers under any legal principle in the event that such claims are not capable of being assigned to Purchaser, do not exist, or are not capable of being enforced by Purchaser.
SECTION 15.12    No Additional Rights and Remedies. The Parties agree that, notwithstanding any other provision of this Agreement, the rights and remedies of the Parties with respect to Environmental Matters and Environmental Liabilities are limited to the rights and remedies explicitly contained in this Article XV, and Sections 2.3(g), 10.2(c) and 10.3(e) and that, except as set forth in such Article and Sections, no Environmental Matters or Environmental Liability shall give rise to any claims by Purchaser against Sellers or Sellers’ current, former or future Affiliates based on any legal principle whatsoever. Except for any Off‑Site Disposal Activities Losses and other Excluded Liabilities and any Category B-Liability of Sellers, Purchaser shall procure that none of its Affiliates, lenders or insurers, nor any of its or their relevant legal successors will make any claims against Sellers or against Sellers’ current, former or future Affiliates or their relevant legal successors in relation to any Environmental Matter or Environmental Liability.
ARTICLE XVI
GENERAL
SECTION 16.1    Expenses. Except as otherwise expressly provided herein, each Party shall be responsible for all costs and expenses (including any Taxes imposed on such expenses)

incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Transaction (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisers). Purchaser shall be solely responsible for all governmental fees and charges applicable to any requests for Regulatory Approvals or to the consummation of the Transaction. Notwithstanding the foregoing, Purchaser shall pay any and all recording and filing fees for recording any Deed or other recordable documents related to the sale of any Owned Real Property.
SECTION 16.2    Payment of Taxes. Notwithstanding anything to the contrary in this Agreement, Purchaser shall be liable for and shall indemnify and hold Sellers harmless from and against any sales Tax, use Tax, direct or indirect real property transfer or gains Tax, documentary stamp Tax, value added Tax or similar Taxes and related fees attributable to the sale or transfer of the Assets (“Transfer Taxes”). The Party required by law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other Party’s cooperation, and file such Tax Return. If Sellers or any of their Affiliates file any such Tax Return, Purchaser shall reimburse Sellers for any Transfer Taxes paid by Sellers or such Affiliate in connection with the filing of such Tax Return within five (5) Business Days after receipt by Purchaser of a copy of such filed Tax Returns from Sellers. Purchaser and Sellers each agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.
SECTION 16.3    Notices.
(a)    Any notice, direction, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or registered mail return receipt requested, or (iii) sent by fax or other similar means of electronic communication, in each case to the applicable address set out below:
If to Sellers, to:
ExxonMobil Oil Corporation
Mobil Pacific Pipeline Company
22777 Springwoods Village Parkway
Spring, Texas 77389
Attention: DBDP Vice-President
with a copy to:
Exxon Mobil Corporation
22777 Springwoods Village Parkway
Spring, Texas 77389
Attention: Downstream General Counsel
If to Purchaser, to:
c/o PBF Holding Company LLC
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention: Matthew Lucey, President
E-Mail: Matthew.Lucey@pbfenergy.com

with a copy to:
c/o PBF Holding Company LLC
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention: Jeffrey Dill, Senior Vice President & General Counsel
E-Mail: jeffrey.dill@pbfenergy.com
(b)    Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the date delivered; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.
(c)    Change of Address. Any Party may from time to time change its address under this Section 16.3 by notice to the other Party given in the manner provided by this Section 16.3.
SECTION 16.4    Dispute Resolution.
(a)    Unless this Agreement expressly provides for a different dispute resolution process with respect to a particular dispute, this Section 16.4 shall apply to any dispute arising under or in connection with this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including:
(i)    any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or in breach of, any provisions of this Agreement; and
(ii)    the applicability of this Section 16.4 to a particular dispute.
(b)    The provisions of this Section 16.4 shall be the exclusive method of resolving disputes.
(c)    All disputes arising out of or in connection with this Agreement, or the breach, termination, interpretation or invalidity thereof, shall first be referred to senior executives of the Parties designated for such purpose (each, a “Designated Executive”). Such referral shall toll the applicable statute of limitations.
(d)    If the Designated Executives fail to settle such dispute within thirty (30) days after it is referred to them, either of the Parties may refer the matter to arbitration before a panel of three (3) neutral arbitrators, with one arbitrator to be selected by each Party and the final arbitrator shall be selected by the two (2) other arbitrators. The arbitration will be held in New York, New York, under the Rules of Arbitration of the American Arbitration Association. The arbitration shall be held in the English language. All arbitrators shall have experience resolving commercial disputes in the petroleum industry and shall have experience resolving disputes reasonably similar to the dispute they are called upon to resolve. The arbitration panel’s decision shall be in writing and shall be supported by detailed findings of fact and conclusions of law. The arbitration decision shall be final and binding on all Parties thereto, except that the arbitration panel shall have no power to render a decision that contains clearly erroneous findings of fact or law. With the exception of any decision that contains clearly erroneous findings of fact or law, all costs and expenses of such arbitration shall be borne in the manner determined by the panel.

(e)    It is the intent of the Parties that the matters agreed upon to be arbitrated be decided as set forth herein and they shall not seek to have this Section 16.4 rendered unenforceable or to have such matter decided in any other way.
SECTION 16.5    Time of Essence. Time shall be of the essence of this Agreement in all respects.
SECTION 16.6    Further Assurances. After the Closing, each Party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the Transaction.
SECTION 16.7    Entire Agreement. This Agreement (including its Schedules and Exhibits and the annex of certain other definitions attached hereto as Schedule 16.7) and the Ancillary Agreements and the Related Agreements, represent the entire understanding and agreement between the Parties with respect to the Transaction and supersedes all prior agreements among the Parties respecting the Transaction. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transaction exclusively in contract pursuant to the express terms and provisions of such Agreements; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in such Agreements.
SECTION 16.8    Amendment and Waivers. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
SECTION 16.9    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transaction are consummated as originally contemplated to the greatest extent possible.
SECTION 16.10    Remedies Cumulative. The rights, remedies, powers and privileges herein provided to a Party are cumulative and in addition to and not exclusive of or in substitution for any rights, remedies, powers and privileges otherwise available to that Party.
SECTION 16.11    Waiver of Compliance with Bulk Sale Laws. The Parties hereby waive compliance with the requirements and provisions of any “bulk sales,” “bulk‑transfer” or any similar or analogous Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets to Purchaser.
SECTION 16.12    Venue. Each Party agrees that for any matter outside of matters the jurisdiction of Section 16.4 (i) the action or proceeding relating to this Agreement will be brought in any federal court of competent jurisdiction in the New York, and for that purpose now irrevocably and unconditionally submits to the jurisdiction of such New York court; (ii) that it irrevocably waives any right to, and will not, oppose any such New York action or proceeding on any jurisdictional basis, including forum non conveniens; and (iii) not to oppose the enforcement against it in any other jurisdiction of any Order duly obtained from a New York federal court as contemplated by this Section 16.12.
SECTION 16.13    Specific Performance. Each Party acknowledges and hereby agrees that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Accordingly, the Parties acknowledge and agree that in the event of any breach or threatened breach by Sellers, on the one hand, or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Sellers, on the one hand, and Purchaser, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Sellers, on the one hand, and Purchaser, on the other hand, hereby agree not to raise any objection to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, by Sellers, on the one hand, or Purchaser, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement.
SECTION 16.14    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such state without giving effect to the choice of law principals of such state that would require or permit the application of the laws of another jurisdiction and this Agreement shall be treated, in all respects, as a New York contract.
SECTION 16.15    Successors and Assigns. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. Neither Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that as long as the Guarantee in favor of Sellers is in full force in effect, Purchaser may, without the consent of Sellers, assign any or all of its rights hereunder to any of its Affiliates (although no such assignment shall relieve Purchaser of its obligations to Sellers hereunder).
SECTION 16.16    Cooperation with Legal Proceedings. From and after the Closing, if requested by the Sellers, Purchaser shall reasonably cooperate with Sellers in the investigation, defense or prosecution of any Legal Proceedings pending or threatened against any Sellers or any of their respective Affiliates with respect to the Assets, whether or not either Party has notified the other of an indemnification claim with respect to such matter. Without limiting the generality of the foregoing, Purchaser shall make available its employees to give depositions or testimony and shall furnish all documentary or other evidence that Sellers may reasonably request. Sellers shall reimburse Purchaser for all reasonable and necessary out-of-pocket expenses incurred in connection with the performance of its obligations under this Section 16.16. Such reimbursement shall not be subject to Section 10.6(e).
SECTION 16.17    Attorney Conflict Waiver; Privilege. Each of the Parties agree, on their own behalf and on behalf of their Affiliates, directors, officers and employees, that (i) following the Closing, Sellers’ counsel may continue to represent, and serve as counsel to, Sellers and their Affiliates in connection with issues or disputes (whether in contract or tort) that may arise based upon, arising out of or related to this Agreement or the Transaction or any of them in whole or in part, (ii) Purchaser shall not seek or have Sellers’ counsel disqualified from representing Sellers or their Affiliates in any dispute (whether in contract or tort) that may arise with respect to the Assets and Sellers or any of their Affiliates, based upon, arising out of or related to this Agreement or the Transaction or any of them in whole or in part and (iii) each of the Parties hereto consents thereto, and waives any conflict of interest arising therefrom, and each such Party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledge that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith.
SECTION 16.18    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by facsimile transmission or email and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.
SECTION 16.19    Electronic Signatures. Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et. seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party shall be deemed to have executed this Agreement or other document contemplated thereby (including any amendment or other change thereto) unless and until such Party shall have executed this Agreement or other document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate this Agreement or such other document contemplated. Delivery of a copy of this Agreement or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial‑up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature. “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.
SECTION 16.20    Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT: IT IS UNDERSTOOD AND AGREED THAT SELLERS MAKE NO EXPRESS

OR IMPLIED WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, WITH RESPECT TO THE ASSETS OR ANY OTHER MATTER OR THING REGARDING THE ASSETS. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLERS SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE ASSETS “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLERS ARE NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASSETS OR RELATING THERETO MADE OR FURNISHED BY SELLERS OR ANY AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLERS, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE DISCLOSURE SCHEDULE. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE ASSETS. PURCHASER REPRESENTS TO SELLERS THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE ASSETS, AS PURCHASER DEEMS NECESSARY AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLERS OR THEIR REPRESENTATIVES OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE DISCLOSURE SCHEDULE. UPON CLOSING AND SUBJECT TO ARTICLE X AND THE REPRESENTATIONS AND WARRANTIES OF SELLERS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND SUBJECT TO ARTICLE X, PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED AND RELEASED SELLERS (AND SELLERS’ OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES OF ANY AND EVERY KIND, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLERS (AND SELLERS’ OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS RELATING TO THE CONDITION OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE ASSETS EXCEPT FOR FRAUD, AND SPECIFICALLY EXCLUDING OBLIGATIONS OF SELLERS UNDER THIS AGREEMENT.

IN WITNESS WHEREOF the Parties have executed this Agreement on the date first above written.

EXXONMOBIL OIL CORPORATION

By: /s/ Nick Karim
Name:    Nick Karim
Title:    Attorney-in-fact
MOBIL PACIFIC PIPELINE COMPANY

By: /s/ Nick Karim
Name:    Nick Karim
Title:    Attorney-in-fact

PBF HOLDING COMPANY LLC

By: /s/ Matthew C. Lucey
Name:    Matthew C. Lucey
Title:    President

[Signature Page to Sale and Purchase Agreement]